FORMATION AGREEMENT

by and between

FOSUN INDUSTRIAL CO. LIMITED,

AMPLE UP LIMITED

(能悦有限公司),

SHANGHAI FOSUN PHARMACEUTICAL (GROUP) CO., LTD
(上海复星医药（集团）股份有限公司),

CHINDEX INTERNATIONAL, INC.,

CHINDEX MEDICAL HOLDINGS (BVI) LIMITED

and

CHINDEX MEDICAL LIMITED

Dated December 28, 2010

TABLE OF CONTENTS

i

SCHEDULES

Schedule I:            Corporate Details
Schedule II:           Simulation of MPD Balance Sheet, with Capital Adjustments
Schedule III:	Consolidated Balance Sheet of Shanghai Chuangxin and the other Fosun Contributed Companies

EXHIBITS

Exhibit A:         Shareholders Agreement
Exhibit B:          Trademark License Agreement
Exhibit C:          Services Agreement
Exhibit D:	Entrustment Agreements (Entrusted Management Agreement and Shareholder’s Voting Proxy Agreement)
Exhibit E:          Ownership of Chindex Contributed Companies following Restructuring
Exhibit F:          Ownership of Fosun Contributed Companies following Restructuring
Exhibit G:          Amended Articles of Association of JVCO
Exhibit H:          Financial Statements
Exhibit I:            Patents
Exhibit J:           Fosun Governmental Approvals
Exhibit K:          Form of Share Subscription Note
Exhibit L:           Form of Charge Over Deposits
Exhibit M:         Form of Deed of Assignment

Index of Defined Terms

Term	Section
.pdf	9.12
Agreement	Preamble
Balance Sheet Date	3.16
Bank	2.01(a)
Charge Over Deposits	2.01(a)
Chindex	Preamble
Chindex BVI	Recitals
Chindex Governmental Approvals	3.03(b)
Chindex Parties	Preamble
Chindex Party	Preamble
Chindex Retained Environmental Liabilities	3.28(a)
Chindex Retained Liabilities	3.20
Chuangxin Closing	2.06(b)
Chuangxin Share Transfer Agreement	Recitals
Chuangxin Transaction	2.06(b)
Collateral Deposit	2.01(a)
conflict of interest	3.35(a)
Debt Ratio	5.02
Environmental Law	3.28(a)
Financial Statements	3.16
Fosun	Preamble
Fosun Governmental Approvals	4.03(c)
Fosun Parties	Preamble
Fosun Party	Preamble
Fosun Pharma	Preamble
FSPV	Preamble
Hazardous Substance	3.28(f)(i)
HKIAC	8.03(a)
Indemnified Party	8.01(c)
Indemnifying Party	8.01(c)
Intellectual Property Rights	3.29
JV Closing	2.01(b)
JV Closing Date	2.01(b)
JVCO	Preamble
License Agreement	2.04
Material Agreement	3.22(a)
Money Laundering Laws	3.36
New BVI	Preamble
New JVCO Shares	2.01(a)
Old BVI	Recitals
Owner	5.04
Parties	Preamble

v

Party	Preamble
phantom stock	3.09(c)
Properties	3.37(a)
reasonable best efforts	5.01(d)
Services Agreement	2.04
Share Purchase Price	2.01(a)
Share Subscription Note	2.01(a)
Shareholders Agreement	2.04
state functionary	3.30(a)(iv)
Stock Purchase Agreement	Recitals
Tax Records	3.25(a)(xii)
Termination Trigger Date	7.01(d)
UNCITRAL	8.03(a)
UNCITRAL Rules	8.03(a)
Warrantor	Preamble

FORMATION AGREEMENT

This FORMATION AGREEMENT, dated as of December 28, 2010 (this “Agreement”), is entered into by and among Fosun Industrial Co., Limited, a Hong Kong company limited by shares with company number 0923961 (“Fosun”), Ample Up Limited (能悦有限公司 in Chinese), a Hong Kong company limited by shares with company number 1439452 (“FSPV”), Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (复星医药（集团） 股份有限公司 in Chinese), a stock company limited by shares listed on the Shanghai Stock Exchange incorporated and existing under the laws of China with its registered address at Floor 9, No. 510, Cao Yang Road, Shanghai, PRC (“Warrantor” or “Fosun Pharma”), Chindex International, Inc., a Delaware corporation (“Chindex”), Chindex Medical Holdings (BVI) Limited, a company limited by shares incorporated under the laws of the British Virgin Islands (“New BVI”), and Chindex Medical Limited, a Hong Kong company limited by shares with company number 1528489 (“JVCO”).  Fosun, FSPV, Warrantor, Chindex, New BVI and JVCO are referred to herein individually as a “Party” and collectively as the “Parties”.  Fosun, FSPV and Warrantor are referred to herein individually as a “Fosun Party” and collectively as the “Fosun Parties”.  Chindex, New BVI and JVCO are referred to herein individually as a “Chindex Party” and collectively as the “Chindex Parties”.

RECITALS

WHEREAS, New BVI is a wholly-owned subsidiary of Chindex and owns, or as of the JV Closing (as defined below) will own, all the outstanding shares of JVCO;

WHEREAS, JVCO owns, or as of the JV Closing will own, through wholly-owned subsidiaries the medical products division of Chindex;

WHEREAS, Fosun, Warrantor and Chindex have previously entered into that certain Stock Purchase Agreement dated June 14, 2010, relating to the purchase by Fosun of certain shares in Chindex (the “Stock Purchase Agreement”);

WHEREAS, this Agreement (and the other Transaction Agreements, as defined below) are being entered into pursuant to Section 5.03 of the Stock Purchase Agreement;

WHEREAS, Warrantor and Chindex Export Limited, a company limited by shares incorporated under the laws of the British Virgin Islands (“Old BVI” or “Chindex BVI”), have previously entered into that certain Share Transfer Agreement dated December 27, 2010, relating to the purchase by Old BVI of 100% of the equity interest in Shanghai Chuangxin (as defined below) and the acquisition by Old BVI thereby of the Fosun Contributed Companies (as defined below) (the “Chuangxin Share Transfer Agreement”);

WHEREAS, Warrantor and Chindex desire to form through their indirect wholly-owned subsidiaries a joint venture to jointly own and operate certain of their businesses by (i) causing the Chindex Contributed Companies (as defined below), including Old BVI, to become direct or indirect wholly-owned subsidiaries of JVCO, (ii) causing Warrantor’s indirect wholly-owned subsidiary, FSPV, to subscribe for shares representing a 51% interest in JVCO for an amount in cash that is not less than the purchase price to be paid by Old BVI pursuant to the Chuangxin Share Transfer Agreement, (iii) arranging for Old BVI to complete the acquisition of the Fosun Contributed Companies (as defined below) pursuant and subject to the Chuangxin Share Transfer Agreement so that the Fosun Contributed Companies become subsidiaries of JVCO, and (iv) arranging for the funds paid by FSPV in payment of the Share Subscription Note to be used to fund the acquisition of the Fosun Contributed Companies pursuant to the Chuangxin Share Transfer Agreement;

WHEREAS, Fosun and Chindex desire to provide for the entrustment of certain of the Fosun Contributed Companies to Old BVI pending the completion of the acquisition of the Fosun Contributed Companies pursuant to the Chuangxin Share Transfer Agreement;

WHEREAS, Fosun and Chindex desire to provide for the governance and management of JVCO, the Fosun Contributed Companies and the Chindex Contributed Companies;

WHEREAS, Fosun and Chindex desire to provide for the license to JVCO and its subsidiaries of the right to use the name “Chindex” and certain related logos, subject to certain conditions;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms.

“A Ordinary Shares” means the A ordinary shares of HK$10 each in the capital of JVCO, having the rights set forth  in the New Articles.

“Action” means any claim, litigation, action, suit (whether civil, criminal or administrative), charge, arbitration, inquiry, grievance, proceeding, hearing, investigation, or other administrative decision-making or rulemaking process by or before any Governmental Authority or arbitrator or arbitration panel.

“Affiliate” means, with respect to any Person or group of Persons, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person or group of Persons; provided, however, that for purposes of this Agreement, JVCO and its subsidiaries shall not be considered an Affiliate of Chindex or of Fosun with respect to the period following the JV Closing.

“Agreement” or “this Agreement” shall have the meaning set forth in the Preamble, and shall include the Exhibits hereto and all amendments hereto made in accordance with the provisions hereof.

“Allocated Cost” shall have the meaning set forth in Section 5.06.

“Associate” means, with respect to any Person or group of Persons: (a) a corporation, partnership, joint venture or other entity of which such Person or group of Persons is an officer or partner or is, directly or indirectly, through one or more intermediaries, the beneficial owner of ten percent (10%) or more of (i) any class or type of equity securities or other profits interest or (ii) the combined voting power of interests ordinarily entitled to vote for management or otherwise; and (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity.

“B Ordinary Shares” means the B ordinary shares of HK$10 each in the capital of JVCO, having the rights set forth  in the New Articles.

“Balance Sheet Date” shall have the meaning set forth in Section 3.16.

“Bank” shall have the meaning set forth in Section 2.01(a).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of New York, New York or Shanghai, China or Hong Kong.  In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“CEMP” means Chindex Export Medical Products, LLC, a Delaware limited liability company.

“Charge Over Deposits” shall have the meaning set forth in Section 2.01(a).

“Charter Documents” mean, with respect to a Person, its articles of incorporation, certificate of incorporation, limited liability company operating agreement, memorandum of articles of association, articles of association, by-laws, joint venture agreement or shareholder or similar agreement (if applicable), or other comparable organizational documents of such Person.

“China” (sometimes also herein referred to as the “PRC”) means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.  The term “Chinese” shall have the correlative meaning.

“Chindex” shall have the meaning set forth in the Preamble.

“Chindex Beijing” means Chindex (Beijing) International Trade Co., Ltd (美中互利（北京）国际贸易有限公司 in Chinese), including its registered Guangzhou Branch (美中互利（北京）国际贸易有限公司广州分公司).

“Chindex BVI” has the meaning set forth in the Recitals.

“Chindex Contributed Companies” means Chindex BVI (aka herein Old BVI), CEMP, Chindex Mauritius, Chindex Hong Kong, Chindex Germany, Chindex Tianjin, Chindex Shanghai and Chindex Beijing.

“Chindex Germany” means Chindex China-Export GmbH, a private limited liability company under German law.

“Chindex Governmental Approvals” shall have the meaning set forth in Section 3.03(b).

“Chindex Hong Kong” means Chindex Hong Kong Limited, a Hong Kong company limited by shares with company number 0539377.

“Chindex Mauritius” means Chindex Asia Holdings, a company incorporated under the laws of Mauritius having its registered office at Les Cascades Building, Edith Cavell Street, Port Louis, Mauritius.

“Chindex Party” and “Chindex Parties” shall have the meaning set forth in the Preamble.

“Chindex Retained Environmental Liabilities” shall have the meaning set forth in Section 3.28(a).

“Chindex Retained Liabilities” shall have the meaning set forth in Section 3.20.

“Chindex Shanghai” means Chindex Shanghai Int’l Trading Co., Ltd (China) 谦达国际贸易（上海）有限公司 in Chinese), a wholly foreign-owned limited liability company incorporated and existing under the laws of China with its registered address at No. 317 North Mei Gui Road, Waigaoqiao Free Trade Zone, Shanghai, China.

“Chindex Tianjin” means Chindex Tianjin Int’l Trading Co., Ltd (China) （清达互利国际贸易（天津）有限公司in Chinese), a wholly foreign-owned limited liability company incorporated and existing under the laws of China with its registered address at No.31 Hai Bin Five Road, Tianjin Port Free Trade Zone, Tianjin, China.

“Chinese GAAP” means Chinese generally accepted accounting principles in effect from time to time applied consistently throughout the periods involved.

“Chuangxin Closing” means the Closing, as defined in the Chuangxin Share Transfer Agreement, subject to Section 2.06(b).

“Chuangxin Share Transfer Agreement” shall have the meaning set forth in the Recitals.

“Chuangxin Transaction” means, subject to Section 2.06(b), the acquisition by Old BVI of 100% of the equity interest in Shanghai Chuangxin at the Chuangxin Closing, as contemplated in the Chuangxin Share Transfer Agreement.

“Collateral Deposit” shall have the meaning set forth in Section 2.01(a).

“Collateral Documents” means the Share Subscription Note and the Charge Over Accounts.

“Contributed Companies” means, collectively, the Fosun Contributed Companies and the Chindex Contributed Companies.

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, through the ownership of a majority of the outstanding voting securities, or by otherwise manifesting the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Debt Ratio” shall have the meaning set forth in Section 5.02.

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind or nature and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

“Entrusted Management Agreement” means the Entrusted Management Agreement between Old BVI, Fosun Pharma and Shanghai Chuangxin, in substantially the form set forth in Exhibit D.

“Entrustment Agreements” means the Entrusted Management Agreement and the Shareholder’s Voting Proxy Agreement, in substantially the form set forth in Exhibit D.

“Environmental Law” shall have the meaning set forth in Section 3.28(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” shall have the meaning set forth in Section 3.16.

“Fosun” shall have the meaning set forth in the Preamble.

“Fosun Contributed Companies” means Shanghai Chuangxin and the subsidiaries and associated companies thereof to be acquired by Old BVI pursuant to the Chuangxin Share Transfer Agreement.

“Fosun Governmental Approvals” shall have the meaning set forth in Section 4.03(c).

“Fosun Party” and “Fosun Parties” shall have the meaning set forth in the Preamble.

“Fosun Pharma” shall have the meaning set forth in the Preamble.

“FSPV” shall have the meaning set forth in the Preamble.

“GAAP” means United States generally accepted accounting principles or Chinese generally accepted accounting principles, as applicable, in effect from time to time.

“Governmental Approvals” means, collectively, the Fosun Governmental Approvals and the Chindex Governmental Approvals.

“Governmental Authority”  means any supranational, national, federal, provincial, state, municipal, regional, county, local or foreign governmental or quasi-governmental or regulatory authority (including a national securities exchange or other self-regulatory body), agency, governmental department, court, commission, board, bureau or other similar entity, domestic or foreign or any arbitrator or arbitral body, which for the purpose of this Agreement, shall include without limitation, NDRC, MOFCOM, SAIC and SAFE.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority with competent jurisdiction.

“Hazardous Substance” shall have the meaning set forth in Section 3.28(f)(i).

“HK$” means Hong Kong dollars.

“HKIAC” shall have the meaning set forth in Section 8.03(a).

“Indebtedness” of any of the Chindex Contributed Companies shall include, without duplication: (i) all indebtedness of the applicable Chindex Contributed Company for borrowed money or for the deferred purchase price of property or services (other than current liabilities for trade payables incurred and payable in the ordinary course of business consistent with past practice); (ii) any other indebtedness of such Chindex Contributed Company which is evidenced by a note, mortgage, bond, debenture or similar instrument; (iii) all long-term obligations of such Chindex Contributed Company under capitalized leases; (iv) all loans to such Chindex Contributed Company from officers or stockholders; (v) all liabilities of such Chindex Contributed Company related to lease obligations for closed offices; (vi) all liabilities of such Chindex Contributed Company for the payment of money related to acquisitions of or by the Chindex Contributed Companies; and (vii) the portion calculable and non-contingent as of the JV Closing Date, whether or not then payable, of amounts required to be paid by such Chindex Contributed Company resulting from or triggered by the JV Closing pursuant to a non-compete payment obligation or change of control payment obligation.

“Indemnified Party” shall have the meaning set forth in Section 8.01(c).

“Indemnifying Party” shall have the meaning set forth in Section 8.01(c).

“Intellectual Property Rights” shall have the meaning set forth in Section 3.29.

“IRS” means the Internal Revenue Service of the United States.

“JV Closing” shall have the meaning set forth in Section 2.01(b).

“JV Closing Date” shall have the meaning set forth in Section 2.01(b).

“JVCO” shall have the meaning set forth in the Preamble.

“know-how” means all know-how, trade secrets and confidential information, in any form (including paper, electronically stored data, magnetic media, film and microfilm) including financial and technical information, drawings, formulae, test results or reports, project reports and testing procedures, information relating to the working of any product, process, invention, improvement or development, instruction and training manuals, tables of operating conditions, information concerning intellectual property portfolio and strategy, market forecasts, lists or particulars of customers and suppliers, sales targets, sales statistics, prices, discounts, margins, future business strategy, tenders, price sensitive information, market research reports, information relating to research and development and business development and planning reports and any information derived from any of them.

“knowledge” means, with respect to any Person, the actual knowledge after reasonable inquiry of the officers of such Person.

“Law” means any federal, national, supranational, state, provincial, municipal, regional, county, local, foreign or similar statute, law, ordinance, regulation, rule, code, order, or rule of law (including common law) of any Governmental Authority, and any judicial or administrative interpretation thereof, including any Governmental Order.

“License Agreement” shall have the meaning set forth in Section 2.04.

“Lien” means a mortgage, charge, pledge, lien, hypothecation or other security interest or agreement securing any obligation of any Person.

“Loss” means any and all actions, suits, claims, proceedings, costs, damages, judgments, amounts paid in settlement (subject to Section 8.01(d)) and expenses (including attorneys’ fees and disbursements) actually suffered or incurred (net of any insurance recovery as contemplated by Section 8.01(f)).

“Material Adverse Effect” means a material adverse event, change, development, condition or occurrence on or with respect to the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of Chindex and its Subsidiaries or Warrantor and its Subsidiaries, in each case taken as a whole, but shall not be deemed to include any event, change, development, condition or occurrence to the extent resulting from: (i) changes in the economy or the financial, securities or currency markets in the United States, China or elsewhere in the world (including changes in prevailing foreign exchange rates or interest rates), (ii) changes generally affecting companies in the industries in which Chindex and its Subsidiaries or Warrantor and its Subsidiaries engage in business, (iii) the announcement or the existence of, or compliance with, this Agreement other the other Transaction Agreements or the transactions contemplated hereby or thereby, (iv) any changes in the share price or trading volume of the outstanding shares of Chindex or Warrantor or any of their Affiliates or in the credit rating of Chindex of Warrantor, or the failure of Chindex or Warrantor to meet projections or forecasts, in and of itself (but not the underlying causes thereof), (v) any taking of any action by a Party at the written request of the other Party, (vi) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law of or by any international, national, regional, state or local Governmental Authority, independent system operator, regional transmission organization or market administrator, in each case having general applicability, (vii) any generally applicable changes in GAAP or accounting standards or interpretations thereof, or (viii) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism, except, with respect to clauses (i), (ii), (vi), (vii) and (viii), to the extent that the effects of such changes or events are disproportionately adverse to the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of Chindex and its Subsidiaries or Warrantor and its Subsidiaries, in each case taken as a whole.

“Material Agreement” shall have the meaning set forth in Section 3.22(a).

“MOFCOM” means the Ministry of Commerce of the PRC (中华人民共和国商务部 in Chinese) or its applicable branch.

“Money Laundering Laws” shall have the meaning set forth in Section 3.36.

“NASDAQ” means the NASDAQ Global Market.

“NDRC” means the National Development and Reform Commission of the PRC ( 中华人民共和国发展和改革委员会 in Chinese).

“New Articles” shall mean the articles of association to be adopted by JVCO at or prior to the JV Closing in the form set forth in Exhibit G.

“New BVI” shall have the meaning set forth in the Preamble.

“New JVCO Shares” shall have the meaning set forth in Section 2.01(a).

“Non-PRC Subsidiaries” means Chindex BVI (aka herein Old BVI), CEMP, Chindex Mauritius, Chindex Hong Kong and Chindex Germany.

“Old BVI” has the meaning set forth in the Recitals.

“Owner” shall have the meaning set forth in Section 5.04.

“Party” and “Parties” shall have the meaning set forth in the Preamble.

“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)).

“Permits” means all material licenses, franchises, permits, privileges, immunities, certificates, consents, orders, approvals and other authorizations presently required or necessary from all Governmental Authorities, which in the case of the PRC Subsidiaries, includes without limitation medical equipment manufacturing and sales licenses.

“Person” means any individual, partnership, joint venture, firm, corporation, company, limited liability company, association, trust, estate, joint stock company, unincorporated organization or other form of business or legal entity or Governmental Authority.

“PRC” (sometimes also herein referred to as “China”) means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Subsidiaries” means Chindex Tianjin, Chindex Shanghai  and Chindex Beijing.

“Previously Disclosed” means disclosed by means of one or more written disclosure letters delivered by one or more of the Chindex Parties to the Fosun Parties or by one or more of the Fosun Parties to the Chindex Parties, in each case contemporaneously with the execution of this Agreement and which disclosure letter specifically designates the information contained therein as “Previously Disclosed” pursuant to this Agreement.

“Properties” shall have the meaning set forth in Section 3.37(a).

“Related Person” means any director, officer, manager, agent, employee or representative of Chindex, the Chindex Contributed Companies or any other Affiliate of Chindex, and any Affiliate, Associate or Relative of any of the foregoing Persons.

“Relative” of a Person means such Person’s spouse, such Person’s parents, sisters, brothers, children and the spouses of the foregoing, and any member of the immediate household of such Person.

“RMB” or “Renminbi” means the legal currency of the People’s Republic of China.

“SAFE” means the State Administration of Foreign Exchange of the PRC (中华人民共和国国家外汇管理局 in Chinese).

“SAIC” means the State Administration for Industry and Commerce of the PRC (中华人民共和国国家工商行政管理总局 in Chinese).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all reports filed with the SEC by Chindex under the Exchange Act.

“Services Agreement” shall have the meaning set forth in Section 2.04.

“Shanghai Chuangxin” means Shanghai Technology Innovation Co., Ltd. (上海创新科技有限公司 in Chinese), a limited liability company incorporated and existing under the laws of the PRC with its registered address at Room 901, No. 510, Cao Yang Road, Shanghai, PRC.

“Share Purchase Price” shall have the meaning set forth in Section 2.01(a).

“Share Subscription Note” shall have the meaning set forth in Section 2.01(a).

“Shareholder’s Voting Proxy Agreement” means the Shareholder’s Voting Proxy Agreement between Old BVI, Fosun Pharma and Shanghai Chuangxin, in substantially the form set forth in Exhibit D.

“Shareholders Agreement” shall have the meaning set forth in Section 2.04.

“shares of JVCO” shall mean the A Ordinary Shares and/or B Ordinary Shares, as the context requires.

“Stock Purchase Agreement” shall have the meaning set forth in the Recitals.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any Affiliate of such Person that is not a natural person and is controlled by such Person.

“Substantial Detriment” means any terms, conditions or restrictions that are reasonably likely to materially and adversely impact (i) any Party or any of a Party’s Subsidiaries’ or the ability of a Party or a Party’s Subsidiaries to own or operate any of their respective businesses or operations or its ability to conduct any such businesses or operations substantially as conducted as of the date of this Agreement (except for such changes as are contemplated by this Agreement or any of the Transaction Agreements), or (ii) JVCO or any of the Contributed Companies or the ability of JVCO and the Contributed Companies to conduct the business or operations of the Contributed Companies substantially as conducted as of the date of this Agreement (except for such changes as are contemplated by this Agreement or any of the Transaction Agreements), or (iii) the rights and benefits reasonably expected by a Party from the transactions contemplated by this Agreement and the other Transaction Agreements or the ability of the Parties and their Affiliates to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.

“Tax” or “Taxes” means all taxes (whether federal, national, supranational, state, provincial, municipal, county, local or foreign), fees, levies, customs duties, stamp duties, assessments or charges of any kind whatsoever, including gross income, net income, gross receipts, profits, windfall profits, sales, use, occupation, value-added, advalorem, transfer, license, franchise, withholding, payroll, employment, excise, estimated, stamp, premium, capital stock, production, net worth, alternative or add-on minimum, environmental, business and occupation, disability, severance, or real or personal property taxes imposed by any taxing authority in the United States, the PRC or elsewhere together with any interest, penalties, or additions to tax imposed with respect thereto.

“Tax Records” shall have the meaning set forth in Section 3.25(a)(xii).

“Termination Trigger Date” shall have the meaning set forth in Section 7.01(d).

“Transaction Agreements” means, collectively, this Agreement, the Chuangxin Share Transfer Agreement, the Shareholders Agreement, the License Agreement, the Entrustment Agreements, the Services Agreement, the Collateral Documents and any other agreement or document executed and delivered pursuant to this Agreement or any of the other Transaction Agreements.

“UNCITRAL” shall have the meaning set forth in Section 8.03(a).

“UNCITRAL Rules” shall have the meaning set forth in Section 8.03(a).

“US$” or “USD” means United States dollars.

“Warrantor” shall have the meaning set forth in the Preamble.

“Working Capital” means the amount of current assets less current liabilities, in each case determined in accordance with GAAP or Chinese GAAP, as applicable.

Section 1.02 Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Preamble, Recital, Section, Exhibit or Schedule, such reference is to an Article, Preamble, Recital or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation;”

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(g) any contract or agreement defined or referred to herein or in any agreement or instrument that is referred to herein means such contract or agreement as from time to time amended, modified or supplemented, including any novation thereof;

(h) references to a Person are also to its successors and permitted assigns; and

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND ACQUISITION OF JVCO SHARES; JV CLOSING; ENTRUSTMENT

Section 2.01 Subscription for JVCO Shares; JV Closing; Funding of Purchase of Chuangxin Shares.

(a) Subject to the terms and conditions of this Agreement, FSPV shall subscribe for and purchase from JVCO, and JVCO shall allot and issue to FSPV, such number of A Ordinary Shares of HK$10.00 of JVCO as shall represent 51% of the then outstanding shares of JVCO (the “New JVCO Shares”), to be paid for by the delivery of a secured promissory note in the form attached hereto as Exhibit K (the “Share Subscription Note” ) in the principal amount of Twenty Million US Dollars (US$20,000,000) (the “Share Purchase Price”) which Share Subscription Note shall be secured as provided in a Charge Over Deposits in the form attached hereto as Exhibit L (the “Charge Over Deposits” ) by a security interest or charge over a cash bank deposit (the “Collateral Deposit” ) with Standard Chartered Bank (Hong Kong) Ltd, 13/F Standard Chartered Bank Bldg, 4-4A Des Voeux Rd Central, HK (the “Bank” ) made by FSPV prior to or contemporaneously with the JV Closing; provided, however, that in the event any PRC Governmental Authority requires the purchase price provided for in the Chuangxin Share Transfer Agreement to be increased to an amount greater than Twenty Million US Dollars, (i) the Parties shall cause the Chuangxin Share Transfer Agreement promptly to be amended to increase the purchase price provided for therein to be equal to such greater amount, (ii) the Share Purchase Price shall be increased automatically to be equal to such greater amount, (iii) the principal amount of the Share Subscription Note shall be increased automatically to be equal to such greater amount in accordance with clause 2 thereof and (iv) FSPV shall immediately increase the Collateral Deposit by the amount of such increase in the Share Purchase Price.  Interest earned on the Collateral Deposit shall belong to FSPV.  FSPV shall cause the Bank to credit interest on the Collateral Deposit directly to a separate account of FSPV maintained with the Bank and not to be credited to the account to which the Collateral Deposit is credited.  The Fosun Parties shall ensure that except for the restrictions and the charge provided for in the Collateral Documents, the Collateral Deposit shall not be subject to any restriction or Encumbrance.  Notwithstanding any provision to the contrary set forth in the Charge Over Deposits, FSPV and New BVI shall share equally the charges of the Bank in connection with the Charge Over Deposits.

(b) The subscription for and purchase of the New JVCO Shares and the transactions provided for herein (other than the Chuangxin Transaction) shall take place at a closing (the “JV Closing”) to be held at the offices of Warrantor, No. 2 East Fuxing Road, Shanghai 200010, P.R. China, on December 31, 2010 or at such other date, time and place as Fosun and Chindex may mutually agree upon in writing (the date upon which the JV Closing occurs is referred to herein as the “JV Closing Date”).  Subject to Section 2.06(b), the Chuangxin Closing shall take place at the time and place provided for in the Chuangxin Share Transfer Agreement, and may, to the extent consistent with such agreement, occur contemporaneously with or following the JV Closing.

(c) Prior to or contemporaneously with the JV Closing, Chindex and New BVI shall cause (i) the New Articles to be adopted as the articles of association of JVCO and (ii) the alteration of the share capital of JVCO into A Ordinary Shares and B Ordinary Shares.

(d) At the JV Closing:  (i) FSPV shall subscribe for and purchase by the delivery to JVCO of the Share Subscription Note and JVCO shall allot and issue to FSPV the New JVCO Shares fully paid and with all the rights attaching to them pursuant to the New Articles (subject to the payment of any adjustment to the Share Purchase Price provided for in Section 2.01(a)); (ii) FSPV shall (A) make the Collateral Deposit, (B) enter into and deliver to JVCO the Charge Over Deposits, (C) deliver to the Bank the executed Notice to Account Bank provided for in the Charge Over Deposits and (D) deliver to JVCO and New BVI the executed Acknowledgement of Account Bank provided for in the Charge Over Deposits duly signed on behalf of the Bank; (iii) JVCO shall deliver to FSPV a certificate representing the New JVCO Shares registered in the name of FSPV; (iv) JVCO shall enter the name of FSPV in the register of members of JVCO in respect of such shares; and (v) the Parties shall cause the size of the Board of Directors of JVCO to be increased to seven (7) and shall cause the initial directors specified in Section 3.02 of the Shareholders Agreement to be appointed as directors of JVCO effective as of the JV Closing, which directors shall be New BVI’s and FSPV’s initial representatives on the Board of Directors of JVCO.

(e) Prior to or contemporaneously with the Chuangxin Closing, provided that the Charter Documents of Old BVI have been amended substantially as contemplated in Section 3.16(b)(i) and Section 3.16(e) of the Shareholders Agreement, (i) JVCO shall assign the Share Subscription Note and its interest in the Collateral Documents to Old BVI by means of a Deed of Assignment in substantially the form set forth as Exhibit M to this Agreement, (ii) the Parties shall cause to be given the notices of assignment, and the Fosun Parties shall cause the Bank to deliver the acknowledge of the Bank, provided for therein, and (iii) FSPV shall pay to Old BVI the entire principal amount of the Share Subscription Note without any deduction or setoff of any kind, by wire transfer in immediately available funds to a bank account to be designated by Chindex, JVCO or Old BVI in a written notice to Fosun prior to the Chuangxin Closing so that Old BVI shall have such funds as may be necessary to fund the purchase price of the Chuangxin shares to be purchased by Old BVI pursuant to the Chuangxin Share Transfer Agreement.  In the event for any reason such assignment is not effected as contemplated above, upon receipt of payment of the Share Subscription Note, JVCO shall transfer the funds received in such payment to Old BVI in order to fund the payment of the Share Purchase Price.

(f) By executing and delivering this Agreement, FSPV applies for and accepts with effect from the JV Closing the New JVCO Shares, subject to the memorandum of association of JVCO and the New Articles and authorizes JVCO to place its name upon the register of members of JVCO at the JV Closing in respect of the New JVCO Shares.

Section 2.02 Closing Deliveries by Chindex and JVCO at the JV Closing.  At the JV Closing, the Chindex Parties shall deliver or cause to be delivered to the Fosun Parties:

(i) a certificate representing the New JVCO Shares registered in the name of FSPV and bearing the restrictive legend provided for in Section 8.01 of the Shareholders Agreement;

(ii) the officer’s certificate contemplated in Section 6.03(d);

(iii) a copy, certified as being a true and complete copy by a director, officer or other authorized representative of Chindex, New BVI, JVCO and Old BVI and each other Affiliate of Chindex that is a party to the Shareholders Agreement, without incurring personal liability, of the resolutions duly and validly adopted by the boards of directors of Chindex, New BVI, JVCO and Old BVI and each other Affiliate of Chindex that is a party to the Shareholders Agreement evidencing their authorization of the execution and delivery of each of the Transaction Agreements to which it is a party, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby; and

(iv) a copy, certified as being a true and complete copy by a director, officer or other authorized representative of CEMP or Chindex, of the instrument of conveyance by which assets were transferred to CEMP, together with all attachments thereto;

(v) a copy of documents, certified as being a true and complete copy by a director, officer or other authorized representative of New BVI or Chindex, evidencing the issuance or transfer of the shares of JVCO to New BVI;

(vi) such other documents as Fosun may reasonably request.

Section 2.03 Closing Deliveries by Fosun, FSPV and Warrantor at the JV Closing.  At the JV Closing, the Fosun Parties shall deliver or cause to be delivered:

(a) to JVCO:

(i) the executed Share Subscription Note;

(ii) the executed Charge Over Deposits and

(iii) the Acknowledgement of Account Bank provided for in the Charge Over Deposits, duly signed on behalf of the Bank;

(b) to the Chindex Parties:

(i) the officer’s certificates contemplated in Section 6.02(d);

(ii) a true and complete copy, certified by an authorized representative of Fosun, FSPV and Warrantor and each other Affiliate of Warrantor that is a party to the Shareholders Agreement without incurring personal liability, of the resolutions duly and validly adopted by the executive director of Fosun and the Board of Directors of FSPV and Warrantor and each other Affiliate of Warrantor that is a party to the Shareholders Agreement evidencing their authorization of the execution and delivery of each of the Transaction Agreements to which it is a party, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby, and

(iii) a copy of documents, certified as being a true and complete copies by a director, officer or other authorized representative of Fosun evidencing the issuance or transfer of the shares of FSPV to Fosun; and

(iv) such documents as may be reasonably requested by Chindex evidencing that the amount of the Collateral Deposit held in the Bank as at the JV Closing is no less than Twenty Million US Dollars (US$20,000,000); and

(v) such other documents as Chindex may reasonably request.

Section 2.04 Execution of Agreements. At the JV Closing the applicable parties shall enter into (i) the Joint Venture Governance and Shareholders Agreement in substantially the form set forth as Exhibit A hereto or such other form as Fosun and Chindex may agree (the “Shareholders Agreement”), (ii)  the Trademark License Agreement in substantially the form set forth as Exhibit B hereto or such other form as Fosun and Chindex may agree (the “License Agreement”), (iii)  the Services Agreement in substantially the form set forth as Exhibit C hereto or such other form as Fosun and Chindex may agree (the “Services Agreement”), (iv) the Entrustment Agreements in substantially the form set forth in Exhibit D hereto or such other form as Fosun and Chindex may agree and (v) the Charge Over Deposits.

Section 2.05 Consummation of the Chuangxin Transaction.  Notwithstanding anything to the contrary in the Chuangxin Share Transfer Agreement, no Chindex Party nor any Affiliate of any Chindex Party shall have any obligation to consummate the Chuangxin Transaction or any of the other transactions contemplated by the Chuangxin Share Transfer Agreement or Section 2.06(b) of this Agreement at the Chuangxin Closing unless (i) the JV Closing has occurred and (ii) following the JV Closing, Fosun and its Affiliates and Shanghai Chuangxin and its Subsidiaries shall have complied with and observed the Entrustment Agreements in all material respects.

Section 2.06 Effect of Failure to Complete the Chuangxin Transaction.

(a) The Parties acknowledge that under PRC regulations upon the approval by MOFCOM of the transactions provided for in the Chuangxin Share Transfer Agreement and the issuance of a new business license to Shanghai Chuangxin showing JVCO or a Subsidiary of JVCO as the owner of the entire equity interest in Shanghai Chuangxin, JVCO or such Subsidiary will have in fact become the owner of Shanghai Chuangxin whether or not the JV Closing has occurred.  Accordingly, in the event such new business license is issued and the JV Closing does not occur and this Agreement is terminated, the Parties shall cooperate to restore Shanghai Chuangxin to the sole ownership of Warrantor.  This Section 2.06 shall survive any termination of this Agreement.

(b) In the event the Parties are unable to obtain all required Seller Governmental Approvals (as defined in the Chuangxin Share Transfer Agreement) that are conditions to the obligations of any party to the Chuangxin Shareholder Agreement so that the Chuangxin Closing as described in the Chuangxin Share Transfer Agreement does not occur by December 31, 2011, if requested by Chindex, the Parties (and their respective Affiliates) shall cooperate to restructure the transactions provided for in the Chuangxin Share Transfer Agreement in order to achieve as nearly as possible the objectives of such transactions, which may include (i) the exclusion to the extent necessary of one or more of the Subsidiaries of Shanghai Chuangxin, (ii) the purchase of the shares or equity interests in the Chuangxin Subsidiaries separately from Shanghai Chuangxin or (iii) such other arrangements as may agreed by Fosun Pharma and Chindex; provided that the net assets of the companies acquired directly or indirectly by JVCO shall not be less than US$ 20,000,000.  In the event of such restructuring, (A) the term “Chuangxin Closing” as used herein shall include the closing of each transaction in such restructured transaction, it being understood and agreed that the Chuangxin Closing shall not be complete until all of the closings contemplated by such restructuring shall have occurred, and any reference herein to the time of the Chuangxin Closing shall refer to the first of such closings and the term “Chuangxin Transaction” shall refer to such transaction as restructured and (B) the representations, warranties and covenants of Warrantor set forth in the Chuangxin Share Transfer Agreement shall continue to apply to such restructured transaction, except as otherwise agreed by Chindex in connection with such restructured transaction.  Unless otherwise agreed by Fosun Pharma and Chindex, any portion of the Share Purchase Price remaining after the consummation of such restructured transaction shall be used by JVCO to acquire additional businesses.

Section 2.07 Other Actions.

(a) Appraisals.  The Fosun Parties (i) have engaged an appraisal firm to value Warrantor’s interest in the Fosun Contributed Companies, (ii) shall deliver to the Chindex Parties at or prior to the JV Closing a copy of the draft report of such appraisal firm and (iii) shall deliver to the Chindex Parties promptly after the receipt of the final appraisal report a copy of such final report.  The Chindex Parties (i) have engaged an appraisal firm to value the Chindex Contributed Companies, (ii) shall deliver to the Fosun Parties at or prior to the JV Closing a copy of the draft report of such appraisal firm and (iii) shall deliver to the Fosun Parties promptly after the receipt of the final appraisal report a copy of such final report.  Each Party shall be responsible for the fees and expenses of its appraisal firm.

(b) Chindex Restructuring.  Prior to the JV Closing, Chindex shall cause the ownership structure of the Chindex Contributed Companies to be restructured so that the ownership thereof will be as set forth on Exhibit E.

(c) Chuangxin Restructuring.  As promptly as reasonably possible but in any event prior to the JV Closing, Fosun, FSPV and Warrantor shall cause the ownership structure of the Fosun Contributed Companies to be restructured so that (i) the ownership thereof will be as set forth on Exhibit F and (ii) none of the Fosun Contributed Companies shall have any direct or indirect ownership in any other company or business other than in another Fosun Contributed Companies, except that (A) as contemplated by the Chuangxin Share Transfer Agreement, the divestiture of Qianglong (as defined in the Chuangxin Share Transfer Agreement) may not have been completed by the JV Closing and (B) the repurchase by Shanghai Chuangxin of the minority interest in Shanghai TTC may not be completed prior to the JV Closing.  Fosun Pharma shall pay, bear and be solely responsible for any and all costs incurred in connection with the completion of the repurchase of such minority interest, including the full purchase price for such repurchase, and for all other costs and expenses associated with such repurchase.

Section 2.08 Relation to Chuangxin Share Transfer Agreement.  Notwithstanding anything to the contrary in the Chuangxin Share Transfer Agreement, (i) neither the execution delivery and performance of any of the Transaction Agreements by Fosun or any of its Affiliates nor the performance of their obligations thereunder nor the consummation of the transactions provided for therein shall constitute a breach of any representation, warranty or covenant of Fosun Pharma contained in the Chuangxin Share Transfer Agreement and (ii) neither the execution delivery and performance of any of the Transaction Agreements by Chindex or any of its Affiliates nor the performance of their obligations thereunder nor the consummation of the transactions provided for therein shall constitute a breach of any representation, warranty or covenant of Old BVI contained in the Chuangxin Share Transfer Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE CHINDEX PARTIES

Except (i) as Previously Disclosed by the Chindex Parties or (ii) set forth in the SEC Reports, the Chindex Parties jointly and severally represent and warrant to the Fosun Parties as of the date hereof and as of the JV Closing Date as follows; provided that each representation or warranty deemed to be made as of a specific date (e.g., as of the date hereof or as of the JV Closing Date) shall be deemed to be made by reference to the facts and circumstances existing as at such date:

Section 3.01 Organization, Good Standing and Qualification.

(a) Chindex is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  New BVI is a company limited by shares duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands.  JVCO is a private company limited by shares duly organized, validly existing and in good standing under the Law of Hong Kong.  Each of the Chindex Parties has all necessary power and authority to enter into this Agreement and each of the Transaction Agreements to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(b) Each of the Chindex Contributed Companies is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization with its entire registered capital or issued share capital (as applicable) fully paid up and has the requisite corporate (or other) power and authority to own, lease and operate the properties and assets used in its business and to carry on its business as currently conducted and currently contemplated to be conducted.  Each of the Chindex Contributed Companies is duly licensed or qualified to do business in each jurisdiction in which its properties are owned or the operations of its business is carried out and is in good standing in such jurisdictions.  None of the Chindex Contributed Companies is subject to any bankruptcy, insolvency, reorganization, proceeding or other Actions under any Law generally effecting creditors’ rights.  The Charter Documents of each of the Chindex Contributed Companies are valid and have been duly approved, registered or filed (as required) by competent Governmental Authorities of the jurisdiction of organization of the respective Chindex Contributed Company.  Chindex has delivered to Fosun true and complete copies of the Charter Documents of each of the Chindex Contributed Companies having attached to them copies of all resolutions and agreements required by Law to be so attached, and each of the Chindex Contributed Companies has complied with all the provisions of its Charter Documents and, in particular, has not entered into any transactions that are not authorized or permitted by applicable Charter Documents.  Chindex has delivered to Fosun true and complete copies of each business license of each of the PRC Subsidiaries.

Section 3.02 Authorization; Execution; Enforceability.  The execution and delivery of this Agreement and the other Transaction Agreements to which any Chindex Party is a party, the performance by such Chindex Party of its obligations hereunder and thereunder, and the consummation by such Chindex Party of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Chindex Party and its shareholders.  This Agreement has been duly executed and delivered by each Chindex Party, the Chuangxin Share Transfer Agreement has been duly executed and delivered by Old BVI, and the other Transaction Agreements as to which any Chindex Party is a party will be validly executed and delivered by such Chindex Party at or prior to the JV Closing as specified in this Agreement.  This Agreement and the Chuangxin Share Transfer Agreement constitute, and the other Transaction Agreements when executed and delivered by the applicable Chindex Party will constitute, the legal, valid and binding obligations of the applicable Chindex Party, enforceable against such Chindex Party in accordance with their respective terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

Section 3.03 No Conflict; Governmental and Other Consents.

(a) The execution, delivery and performance by Chindex and the other Chindex Parties of this Agreement and the other Transaction Agreements to which a Chindex Party is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, deed of trust, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Chindex or any of its Affiliates or result in the creation of any liens upon any of the properties or assets of Chindex or any of its Affiliates, (ii) subject to the receipt of the Chindex Governmental Approvals (if any), result in the violation of any applicable Law, or (iii) conflict with or result in any violation of any provision of the Charter Documents or business license of Chindex or JVCO or any Affiliate of Chindex or JVCO, in each case as amended, other than, in the case of clauses (i), (ii) and (iii), any such violation, default, termination, cancellation, acceleration, loss or lien that would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the consummation of the transactions contemplated in this Agreement or any of the other Transaction Agreements or the performance by Chindex or any other Chindex Party of its obligations hereunder or thereunder.

(b) Except as Previously Disclosed and except for matters described in clauses (i), (ii) and (iii) below, neither Chindex nor any of its Affiliates is required to obtain any consent, approval, or act of, or waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person pursuant to any Law or requirement in effect on the date hereof in connection with the execution, delivery and performance by Chindex or any other Chindex Party of this Agreement or any of the other Transaction Agreements (it being understood that this representation as to consents, approvals, waivers, authorizations and orders of Governmental Authorities outside of the United States, Hong Kong and China is to the knowledge of Chindex), except, in each case, for such consents, approvals, waivers, authorizations, orders, notices or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or any of the other Transaction Agreements or the performance by Chindex of its obligations hereunder or thereunder (collectively, the “Chindex Governmental Approvals”), except that the Chindex Governmental Approvals shall not include (i) any disclosure filings as may be required to be made with the SEC, NASDAQ and with any state or foreign blue sky or securities regulatory authority, (ii) any filings, consents, approvals, act, waivers, authorizations, orders, notices or registrations (if any) contemplated by the Chuangxin Share Transfer Agreement, or (iii) any consent, approval, or act of, or waiver, authorization, order of or notice to, or filing or registration with the PRC or any Governmental Authority within the PRC or any consent, approval, or act of, or waiver, authorization, order of or notice to, or filing or registration with any Governmental Authority required to be obtained by Fosun or Warrantor or any of their Affiliates pursuant to the Chuangxin Share Transfer Agreement.

(c) Chindex has Previously Disclosed to the Fosun Parties a true and complete list of all Chindex Governmental Approvals.  Chindex is not aware of any matter which might cause any of the Chindex Governmental Approvals not to be obtained or might cause such approval to include the imposition of any Substantial Detriment.

Section 3.04 Absence of Proceedings and Judgments.  There is no Action before or brought by any Governmental Authority or other Person, now pending or, to the knowledge of Chindex, threatened against or affecting Chindex or any of its Affiliates, which would, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or any of the other Transaction Agreements or the performance by any Chindex Party of its obligations hereunder or thereunder.  There are no pending or, to Chindex’s knowledge, threatened, Actions against any of the Chindex Contributed Companies or affecting any of the properties or assets of the Chindex Contributed Companies, which, if adversely determined, would be reasonably likely to have a Material Adverse Effect.  None of the Chindex Contributed Companies has received notice from any Governmental Authority of any pending or threatened investigation or enforcement proceedings against such Chindex Contributed Company.  There is no unsatisfied judgment, order, arbitration award or decision of any court, tribunal or arbitrator (whether or not on or subject to appeal) against any of the Chindex Contributed Companies.

Section 3.05 Conduct of Business; Absence of Liabilities and Commitments; Compliance with Law.  JVCO (i) has not conducted any business operations, (ii) except for assets specifically contemplated by this Agreement, does not have any assets, and (iii) except for the Transaction Agreements, has not entered into any agreement, contract or commitment or incurred any liabilities or obligations, except for normal and customary liabilities and obligations incident to the formation and organization of JVCO.  JVCO is in compliance in all material respects with all applicable Law.

Section 3.06 Status of Shares.  When the New JVCO Shares are issued as provided in this Agreement, such shares shall be duly allotted and issued and fully paid and shall not be subject to any mortgage, pledge, lien, claim, charge, assignment, hypothecation or other agreement or arrangement which has the same or a similar effect to the granting of security (other than such an encumbrance created by the recipient of such shares), subject to the payment of any adjustment to the purchase price for such shares provided for in Section 2.01(a).

Section 3.07 No Broker’s Fees.  Neither Chindex nor any of its Affiliates is a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against Fosun or any of its Affiliates or against JVCO or the Contributed Companies for a brokerage commission, finder’s fee or like payment in connection with the execution and delivery of this Agreement and the other Transaction Agreements and the performance of the parties hereto and thereto of their obligations hereunder and thereunder.

Section 3.08  Offices and Branches.  None of the PRC Subsidiaries conducts business at any location other than its principal executive or registered address or a duly registered branch.

Section 3.09 Title to and Status of the Shares or Equity Interests.

(a) As of the date of this Agreement, Chindex is the direct legal and beneficial owner of all of the outstanding shares or the entire equity interest (as applicable) of Chindex Hong Kong and CEMP, in each case, free and clear of any and all Encumbrances.  As of the date of this Agreement, Chindex BVI is the direct legal and beneficial owner of all of the outstanding shares or the entire equity interest (as applicable) of Chindex Germany and Chindex Mauritius, in each case, free and clear of any and all Encumbrances.  As of the date of this Agreement, JVCO is the direct legal and beneficial owner of all of the outstanding shares or the entire equity interest (as applicable) of Chindex BVI free and clear of any and all Encumbrances.  As of the date of this Agreement, Chindex is the direct legal and beneficial owner of all of the outstanding shares or the entire equity interest (as applicable) of New BVI, free and clear of any and all Encumbrances.  All of the issued and outstanding shares or the entire equity interest (as applicable) of Chindex BVI and the other Non-PRC Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable Laws and are not subject to any rescission right or put right on the part of the holder thereof nor does any holder thereof have the right to require Chindex BVI or the applicable other Non-PRC Subsidiary to repurchase such capital stock.  Chindex Mauritius is the direct legal and beneficial owner of all of the outstanding shares or the entire equity interest (as applicable) of each of the PRC Subsidiaries, in each case, free and clear of any and all Encumbrances and third-party preemptive rights.  The registered capital or issued share capital (as applicable) of each of the PRC Subsidiaries has been contributed in full and has been duly verified by a certified accountant registered in the PRC.  There is no direct or indirect ownership or equity participation by any PRC Governmental Authority in any of the PRC Subsidiaries.

(b) Upon consummation of the transactions contemplated in this Agreement in accordance with the terms hereof, (i) New BVI will be a direct wholly-owned Subsidiary of

Chindex, (ii) New BVI will own all the issued and outstanding shares or the entire equity interest (as applicable) of JVCO other than the New JVCO Shares issued to FSPV, (iii) Old BVI will be a direct wholly-owned Subsidiary of JVCO, (iv) each of the Non-PRC Subsidiaries will be a direct wholly-owned Subsidiary of Old BVI, and (v) each of the PRC Subsidiaries will be a direct wholly-owned Subsidiary of Chindex Mauritius.

(c) There is no security, option, warrant, right, call, subscription, agreement, proxy, entrustment or other arrangement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, redemption, sale, pledge or other disposition of any shares or equity interest (as applicable) in any of the Chindex Contributed Companies or any securities convertible into, or other rights to acquire, any shares or equity interest (as applicable) in any of the Chindex Contributed Companies, (ii) obligates Chindex or any Chindex Contributed Company to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of such shares or equity interest (as applicable), securities or rights and none of such shares or equity interest (as applicable) is subject to any restriction on transfer thereof except for restrictions under applicable Law.  None of the Chindex Contributed Companies has created any “phantom stock,” stock appreciation rights or other similar rights, the value of which is related to or based upon the price or value of any shares or equity interest (as applicable) in the Chindex Contributed Companies.  None of the Chindex Contributed Companies has outstanding debt or debt instruments providing for voting rights with respect to the Chindex Contributed Companies to the holders thereof.

Section 3.10 Corporate Details and Voting Rights.

(a) Corporate Details.  Schedule I to this Agreement sets forth the following particulars for each of the Chindex Contributed Companies:  company name; place of incorporation; registration number (if applicable); legal address of each principal executive or registered office and branch; registered capital or issued share capital (as applicable); owners and percentage of outstanding shares or equity interest (as applicable) owned by each owner; legal representative; and business scope as described in the applicable Charter Documents or business license.  All such particulars are true and correct.

(b)           Voting and Other Agreements.  None of the Chindex Contributed Companies is a party to any agreement, written or oral, and there is no agreement, written or oral, with any Person that requires (w) the voting or giving of written consents or consenting to written resolutions with respect to any security or equity interest or voting right in such Chindex Contributed Company (including, without limitation, any voting agreements, voting trust agreements, shareholder or similar agreements) or the voting by a director of such Chindex Contributed Company, (x) the sale, transfer or other disposition with respect to any security or equity interest or voting right in such Chindex Contributed Company, (y) any restrictions with respect to the ability of such Chindex Contributed Company to pay dividends out of profits or make any other similar distributions of profits to any current or future holder of any share or equity interest (as applicable) therein or (z) any restrictions with respect to the consummation of the transactions contemplated hereby.

Section 3.11 Preemptive Rights.  There are no preemptive rights or rights of first refusal or other rights to acquire on behalf of any Person applicable to the direct or indirect transfer of the outstanding shares or equity interests (as applicable) in any of the Chindex Contributed Companies effected thereby or the issuance of the New JVCO Shares.

Section 3.12 Subsidiaries.  Except for any ownership interest in another Chindex Contributed Company, none of the Chindex Contributed Companies (a) directly or indirectly owns or controls any interest in any other company, business or entity and has not agreed to acquire any such interest, (b) holds any rights or options to subscribe for, purchase or acquire any securities, partnership interest or joint venture interest in any other company, business or entity, and (c) has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (excluding recognized trade associations).  There has been no violation of any applicable Law or regulation by Chindex in establishing or making any investment in Chindex BVI.  There has been no violation of any applicable Law or regulation by Chindex BVI in establishing or making any investment in any of the Non-PRC Subsidiaries.  There has been no violation of any applicable Law or regulation by Chindex Mauritius in establishing or making any investment in any of the PRC Subsidiaries.

Section 3.13 Permits.  Each of the Chindex Contributed Companies possesses all material Permits from all Governmental Authorities required or necessary to own or lease, as the case may be, and to operate its properties and to carry on its businesses as now conducted.  Each of the Chindex Contributed Companies has conducted its business and operations within the business scope permitted by and stated in its applicable Charter Documents or business license.  Each of the Chindex Contributed Companies has made all requisite material declarations, filings and registrations with the relevant Governmental Authorities and its operations are in compliance in all material respects with all relevant published and publicly available Law.  All of the Chindex Contributed Companies’ Permits have been duly secured and are valid, subsisting and in full force and effect and will continue to be in full force and effect immediately after the JV Closing, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder or (y) except for the Chindex Governmental Approvals, the consent, approval, or act of, or waiver, authorization, order of or notice to, or any filing or registration with, any Governmental  Authority.  Each of the Chindex Contributed Companies has fulfilled and performed all of its obligations with respect to such Permits and no event has occurred or condition or state of facts exists which constitute, or after notice or lapse of time or both would constitute, a breach or default under any such Permit or which allows or, after notice or lapse of time or both, would allow revocation or termination of any such Permit or result in any other material impairment of the rights of the holder of any such Permit; nor (subject to the receipt of the Chindex Governmental Approvals) does the execution, delivery or performance of this Agreement constitute such an event.  None of the Chindex Contributed Companies has received notice of nor has knowledge of cancellation, of default or of any dispute concerning any Permit, or of any event, condition or state of facts described in the preceding sentence.

Section 3.14 Compliance with Instruments.  None of the Chindex Contributed Companies is in violation of its Charter Documents or business license.  None of the Chindex Contributed Companies is in breach of or in default of any Material Agreements or under any bond, debenture, note or other evidence of indebtedness, indenture, mortgage, deed of trust, lease or any other agreement or instrument to which any of them is a party or by which any of them or their property is bound except where such breach or default would not have a Material Adverse Effect.

Section 3.15 [RESERVED]

Section 3.16 Financial Statements.  Exhibit H hereto sets forth (a) the unaudited combining balance sheets as of March 31, 2009 and 2010 and the related unaudited combining statements of income for the years then ended, (b) the unaudited combining balance sheet as of September 30, 2010 (the “Balance Sheet Date”) and the related unaudited combining statement of income for the six-month period ended September 30, 2010 of Chindex BVI and the other Chindex Contributed Companies, all of which have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and in accordance with past practice, except that such financials do not contain notes thereto required in accordance with GAAP, and have been prepared from and in accordance with the books and records of Chindex, and (c) the audited statutory financial statements of each of the PRC Subsidiaries as at December 31, 2008 and 2009 and for each of the years then ended, together with the notes thereto, accompanied by the report of such PRC Subsidiary’s statutory auditor, which have been prepared in compliance with the requirements of all applicable legislation in China (as applicable) and in accordance with Chinese GAAP applied on a consistent basis throughout the periods indicated and in accordance with past practice (the foregoing financial statements in clauses (a), (b) and (c) above being collectively referred to as the “Financial Statements”).  Such Financial Statements fairly present in all material respects the combining financial condition and combining results of operations of the Chindex Contributed Companies as of the dates and for the periods indicated therein in accordance with GAAP or, with respect to the statutory financial statements, in compliance with the requirements of all applicable legislation in China (as applicable) and in accordance with Chinese GAAP.  The results shown by such combining statements of income of the Chindex Contributed Companies have not (except as disclosed in the Financial Statements) been affected by any extraordinary, exceptional or non-recurring item or by any other fact or circumstance making the profit or loss for a period covered by any of the Financial Statements unusually high or low.  Subsequent to the Balance Sheet Date, (a) none of the Chindex Contributed Companies has incurred any liabilities, direct or contingent, that are material, individually or in the aggregate, to such Chindex Contributed Company, or has entered into any material transactions not in the ordinary course of business, (b) there has not been any change in the registered capital or issued share capital (as applicable), except in the case of Chindex Shanghai to the extent needed to clear inter-company accounts prior to joint venture formation, (c) there has not been any increase in indebtedness of the Chindex Contributed Companies for money borrowed or guaranteed beyond USD 300,000, and (d) there has not been any change in the business, management, operations or financial condition of any Chindex Contributed Company that would be reasonably likely to have a Material Adverse Effect.  None of the Chindex Contributed Companies has directly or indirectly engaged in, nor is any Chindex Contributed Company a party to, any form of off-balance sheet financing.

Section 3.17 [RESERVED]

Section 3.18 Operation of Business in Ordinary Course.  Since September 30, 2010, (a) the businesses of each of the Chindex Contributed Companies have been conducted in the ordinary course of business, (b) none of the Chindex Contributed Companies has disposed of any tangible personal movable property or real property owned or leased by such Chindex Contributed Company, other than in the ordinary course of business and on a basis consistent with past practice, and (c) none of the Chindex Contributed Companies has:

(i) entered into any contract, commitment or transaction other than in the ordinary course of business;

(ii) increased the compensation or other benefits payable or to become payable to, or paid or agreed to pay any bonus or similar payment to, any employee, officer or director, except as consistent with past practice or as required by applicable Law or regulation;

(iii) purchased or otherwise acquired or leased or licensed any asset that is material to the operation of the business of any of the Chindex Contributed Companies, as it is currently conducted, from any other Person, excluding inventories acquired by the Chindex Contributed Companies in the ordinary course of business;

(iv) sold or otherwise transferred, leased, licensed or pledged or hypothecated any asset that is material to the operation of the business of any of the Chindex Contributed Companies, as it is currently conducted to any other Person, excluding products sold by the Chindex Contributed Companies from inventory in the ordinary course of business;

(v) made any individual capital expenditure in excess of USD 75,000;

(vi) written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of USD 75,000;

(vii) made any loan to any other Person or assumed or guaranteed any liability of any other Person;

(viii) changed any of its methods of accounting or accounting practices or any tax elections or reporting methods in any material respect; other than any changes required to conform to changes in GAAP or applicable Law;

(ix) entered into any agreements regarding any merger or consolidation or other business combination of or by any of the Chindex Contributed Companies with any other corporation or any acquisition of all or any part of the securities of or equity interest in any other corporation or business organization or substantially all or any material portion of the business or assets of, any other Person;

(x) failed to perform any of its obligations in any material respect under any contract to which any of the Chindex Contributed Companies is a party and which is material to such Chindex Contributed Company’s business or operations or to which any of Chindex Contributed Companies’ real property is bound; and

(xi) closed any facility or terminated any operations.

Section 3.19 Absence of Liens.  Each of the Chindex Contributed Companies owns and has good and legal title, free and clear of any and all Encumbrances (except as disclosed in the Financial Statements and subject to the interests of landlords and lessors with respect to the leased real property, leasehold improvement and leased personal property assets), to all assets used in its business, including all assets reflected on the balance sheet included in the Financial Statements or acquired by it after the date of such balance sheet, except for changes in such assets in the ordinary course of business subsequent to that date.

Section 3.20 Absence of Undisclosed Liabilities.  None of the Chindex Contributed Companies has any material obligation, liability or commitment of any nature whatsoever (whether direct or indirect, fixed or contingent, known or unknown, due or to become due, accrued or otherwise, and whether or not determined or determinable), and there is no existing condition, situation or set of circumstances which is reasonably expected to result in such an obligation, liability or commitment, except for (a) liabilities and financial commitments to the extent reflected or reserved against in the Financial Statements and other obligations and commitments that, individually or in the aggregate, would not have a Material Adverse Effect, and (b) liabilities incurred in the ordinary course after the Balance Sheet Date that, individually or in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect.  All liabilities, whether contingent or otherwise, arising prior to the JV Closing Date to the extent not fully reflected in the Financial Statements, other than current liabilities incurred in the ordinary course after the Balance Sheet Date, are referred to herein as the “Chindex Retained Liabilities.”  Without limiting the generality of the foregoing, the “Chindex Retained Liabilities” include the Chindex Retained Environmental Liabilities.

Section 3.21 Accounting Controls.  Each of the Chindex Contributed Companies maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP (except with respect to notes to unaudited interim Financial Statements) and with respect to the PRC Subsidiaries, in compliance with the requirements of all applicable legislation in China (as applicable) and in accordance with Chinese GAAP, and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.22 Material Agreements.

(a) None of the Chindex Contributed Companies is a party to, or bound by, any contract of any kind to be performed in whole or in part after the JV Closing Date of the following types (each such contract and agreement a “Material Agreement”):

(i) any severance, consulting or other agreements of any nature with any current or former stockholder, director, officer or employee of any Chindex Contributed Company, other than employment agreements entered into in the ordinary course of business;

(ii) any agreements relating to Indebtedness in excess of USD 300,000 or restricting the ability of any Chindex Contributed Company to incur Indebtedness or transfer, pledge or otherwise dispose of any assets;

(iii) any agreements providing for the indemnification by any Chindex Contributed Company of any Person, other than customary agreements with customers and suppliers with respect to the purchase of inventory or supply of products entered into in the ordinary course of business;

(iv) any agreements with any Governmental Authority;

(v) any agreements relating to (A) the purchase of assets by, or the furnishing of services to, any Chindex Contributed Company requiring financial commitments by the Chindex Contributed Companies in excess of USD 75,000 or (B) the sale of assets or for the furnishing of services by any Chindex Contributed Company having a value in excess of USD 75,000 or having a term which is greater than three months and which is not terminable on less than ninety (90) days’ notice without the payment of any termination fee or similar payment, other than customary agreements with customers and suppliers with respect to the purchase of inventory or supply of products entered into in the ordinary course of business;

(vi) any agreements (including license agreements and settlement agreements) relating to Intellectual Property Rights other than customary licenses for commercially available software;

(vii) any leases of real property leased by the Chindex Contributed Companies with annual payments thereunder in excess of USD 75,000;

(viii) any agreements that limit or purport to limit the ability of any Chindex Contributed Company or any transferee of any outstanding shares or equity interest (as applicable) of any Chindex Contributed Company to compete in any business or to own, operate, transfer, pledge or otherwise dispose of any assets or hire or solicit for employment any Person;

(ix) any agreements or arrangements, which restrict the respective Chindex Contributed Company’s independent development of its business in the way that its business is currently being conducted; and

(x) any other agreement that calls for payments by or to any of the Chindex Contributed Companies in excess of USD 150,000.

(b) Each Material Agreement is a legal, valid and binding obligation of, and enforceable against, the applicable Chindex Contributed Company, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally, and by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and is in full force and effect and to the knowledge of Chindex, each of the other parties thereto.  None of the Chindex Contributed Companies is (or with the giving of notice or lapse of time would be) in material breach of, or default under, any Material Agreement and, to the knowledge of Chindex, no other party thereto is in breach of, or default under, any Material Agreement.  To the knowledge of Chindex, none of the Chindex Contributed Companies or any of their Affiliates has received written notice that any Material

Agreement is not enforceable against any party thereto, that any party to a Material Agreement intends to terminate such Material Agreement prior to the termination date specified therein, or that any other party is in breach of, or default under, any Material Agreement.  There are no oral agreements that would constitute Material Agreements.  There have been no side arrangements, agreements or understandings between any of the Chindex Contributed Companies and any of the landlords to any real property leased by the Chindex Contributed Companies relating to the Chindex Contributed Companies’ obtaining, or failing to obtain, the consent of any such landlords.

Section 3.23 Transactions with Related Persons.  Except for the Transaction Agreements, none of the Chindex Contributed Companies is a party to any contract, commitment or transaction (including by way of loan) with (a) Chindex or an Affiliate of Chindex (other than any other Chindex Contributed Company) or (b) any Related Person, other than employment contracts in the ordinary course, which have been disclosed to Chindex.  No Related Person is indebted to any of the Chindex Contributed Companies (other than debts incurred in the ordinary course of business in an amount less than USD 75,000), nor is any of the Chindex Contributed Companies indebted (or committed to make loans or extend guarantee) to any Related Person.  To the knowledge of Chindex, none of the directors or senior management of any of the Chindex Contributed Companies nor any Relative of such Person has any direct or indirect ownership interest in any enterprise or corporation with which any Chindex Contributed Company has a competitive relationship or with which any Chindex Contributed Company has any business relationship, other than the holding of shares in a publicly traded enterprise or corporation.

Section 3.24 [RESERVED]

Section 3.25 Taxes.

(a) PRC Subsidiaries.

(i) Each of the PRC Subsidiaries is and has at all times been resident for all Tax purposes only in the PRC.  None of the PRC Subsidiaries is liable to pay or has at any time incurred any liability to Tax chargeable under the Laws of any jurisdiction other than the PRC and the place where such PRC Subsidiary carries out its business.

(ii) Each of the PRC Subsidiaries has, in respect of all years of assessment since incorporation ending before the date of this Agreement, made all proper returns, and has supplied or caused to be supplied all accurate and true information regarding Tax matters which it is required to make or supply to the Tax authority (wherever situated), except for such omissions and inaccuracies which, individually or in the aggregate, do not and would not have a Material Adverse Effect, and there is at the date hereof no dispute or disagreement pending  with or, to the knowledge of Chindex and the PRC Subsidiaries, threatened by, any Tax authority regarding the liability or potential liability of any PRC Subsidiary to any Tax (including in each case penalties and interest) or regarding the availability to any of the PRC Subsidiaries of any relief from Tax; and all such returns have been accepted by the applicable Tax authorities.

(iii) Each of the PRC Subsidiaries has complied with in all material respects the relevant taxation laws and regulations in China in calculating and recording its profits.

(iv) No Tax authority has operated or agreed to operate any specific arrangement which is not based on relevant legislation or any published practice in relation to any of the PRC Subsidiaries.

(v) True and complete copies of all annual income Tax, monthly business Tax, monthly value added Tax returns and other returns filed by the PRC Subsidiaries from 2008 to 2010, Tax registration documents and all correspondences with Tax authorities of the PRC Subsidiaries have been provided to Fosun.

(vi) Chindex has delivered to Fosun true and complete copies of all audit reports from and after 2008 relating to the returns of the PRC Subsidiaries.

(vii) No extension or waiver of the limitation period applicable to any of the PRC Subsidiaries’ returns has been granted (by such PRC Subsidiary or any other Person).

(viii) Any Tax required to have been withheld or collected by any of the PRC Subsidiaries has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Authority, excluding any Taxes with respect to which the validity or amount of assessment is being contested by such PRC Subsidiary as of the date of this Agreement and for which a reserve or accrual is reflected in the Financial Statements.

(ix) All amounts shown on returns of the PRC Subsidiaries as due and payable on or before the date hereof have been paid.

(x) No claim, litigation or Tax audit is pending or, to the knowledge of Chindex, threatened against or with respect to any of the PRC Subsidiaries, in respect of any Tax.

(xi) Full and adequate provisions have been made on the balance sheet for all Taxes payable by the PRC Subsidiaries, except for such Taxes which, if unpaid, individually or in the aggregate, do not and would not have a Material Adverse Effect and Taxes incurred in the ordinary course of business after the Balance Sheet Date.

(xii) Each of the PRC Subsidiaries has kept all the account books, vouchers, statements, proof of Tax payment and other relevant Tax records (collectively, the “Tax Records”) since its incorporation or formation and the Tax Records are under the control of the PRC Subsidiaries.

(b) Chindex BVI and the Non-PRC Subsidiaries.  Chindex BVI and each Non-PRC Subsidiary has prepared and filed all Tax returns required by law to be filed by it.  Such filed Tax returns are complete and accurate, except for such omissions and inaccuracies which, individually or in the aggregate, do not and would not have a Material Adverse Effect.  Chindex

BVI and each Non-PRC Subsidiary has paid or made provisions for the payment of all Taxes shown to be due on such Tax returns and all additional assessments, and adequate provisions have been and are reflected in the Financial Statements of Chindex BVI and the Non-PRC Subsidiaries for all current Taxes to which Chindex BVI or any Non-PRC Subsidiary is subject and which are not currently due and payable, except for such Taxes which, if unpaid, individually or in the aggregate, do not and would not have a Material Adverse Effect.  Neither Chindex BVI nor any Non-PRC Subsidiary has received written notice of any assessments, adjustments or contingent liability (whether federal, state, local or foreign) in respect of any Taxes pending or threatened against Chindex BVI or any Non-PRC Subsidiary for any period which, if unpaid, would have a Material Adverse Effect.

Section 3.26 Conduct of Business.  Each of the Chindex Contributed Companies (a) has complied in all material respects with applicable filing and registration requirements in respect of corporate or other documents and licenses imposed under relevant published and publicly available Laws, and (b) has conducted its business or corporate affairs in all material respects in compliance with its Charter Documents and applicable Laws and regulations.

Section 3.27 Insurance.  Each of the Chindex Contributed Companies is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as such Chindex Contributed Company believes is prudent in the businesses in which it is engaged.  All such insurance policies insuring the Chindex Contributed Companies and their businesses, assets, employees, officers and directors are in full force and effect.  Each of the Chindex Contributed Companies is in compliance with the terms of such policies and instruments in all material respects.  None of the Chindex Contributed Companies has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without an increase in cost greater than general increases in cost experienced for similar companies in similar industries with respect to similar coverage.

Section 3.28 Environmental Matters.

(a) Environmental Law Compliance.  Each Chindex Contributed Company complies, and has at all times prior to the date of this Agreement complied, with all applicable Laws which relate to pollution or protection of the environment (“Environmental Law”) in all material respects.  All liabilities, contingent or otherwise, arising out of (i) any failure by any Chindex Contributed Company or its Affiliate prior to the JV Closing Date to comply in any material respect with any Environmental Law or (ii) any disposition or release prior to the JV Closing Date of any Hazardous Substance in, on or under the Properties are referred to herein as the “Chindex Retained Environmental Liabilities.”

(b) Complaints and Proceedings.

(i) No Chindex Contributed Company has received any complaint (whether or not in writing) or a notice alleging a breach of, or a liability under any Environmental Law.

(ii) No Chindex Contributed Company is engaged in any prosecution, litigation, arbitration, Action or other proceedings nor are they bound by any settlement concerning any Environmental Law, and to Chindex’s knowledge, there are no facts or circumstances which are likely to give rise to any such prosecution, litigation, arbitration, Action, proceedings or settlement by or against any Chindex Contributed Company.

(c) Environmental Permits.

(i) Each Chindex Contributed Company has obtained and complies, and all times prior to the date of this Agreement has obtained and complied with each environmental Permit required to carry on its business.

(ii) No action has been taken to vary, revoke or suspend an environmental Permit obtained by any Chindex Contributed Company, and to Chindex’s knowledge, no circumstances exist which may give rise to any such action.

(d) Environmental Agreements.  No Chindex Contributed Company has agreed to any covenant, warranty, undertaking, representation, indemnity or similar provision involving liability (actual or potential) relating to pollution or contamination of the environment or any other adverse condition relating to the environment.

(e) Environmental Reports.  Chindex has delivered to Fosun a true and correct copy of each environmental audit, assessment, survey, report or investigation in the control of, or otherwise carried out by or on behalf of Chindex or any of the Chindex Contributed Companies in relation to the Properties or otherwise relevant to the business of any Chindex Contributed Company.

(f) Contamination and Pollution.

(i) To Chindex’s knowledge, no Hazardous Substance has been disposed of or released in, on or under the Properties nor has any Hazardous Substance migrated to or from the Properties, in each case to an extent that could result in liability for any investigation, assessment, monitoring, clean up or any other remedial action pursuant to any Environmental Law.  As used herein, “Hazardous Substance” means any substance (whether in solid, liquid or gaseous form) which alone or in combination with others is capable of causing harm to human health or to the environment.

(ii) No Chindex Contributed Company has caused or permitted the release or disposal of any Hazardous Substance in, on or under land that it has previously owned, occupied or used or on any third party land, and Chindex is not aware of any pending or threatened action with respect to any contamination or pollution at, or other adverse environmental condition relating to such land.

Section 3.29 Intellectual Property Rights and Licenses.  Exhibit I sets forth a true and complete list of all Patents held by or licensed to the Chindex Contributed Companies, indicating with respect to each such Patent, the owner thereof.  The Chindex Contributed Companies own or have the right to use any and all information, know-how, trade secrets, patents, copyrights, trademarks, trade names, software, formulae, methods, processes and other intangible properties that are of such a nature and significance to the business that the failure to own or have the right to use such items would have a Material Adverse Effect (“Intellectual Property Rights”).  None of the Chindex Contributed Companies has received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intellectual Property Rights, and, to Chindex’s knowledge, neither the use of the Intellectual Property Rights nor the operation of the businesses of the Chindex Contributed Companies is infringing or has infringed upon any intellectual property rights of others.  None of the Intellectual Property Rights is subject to any legal or equitable charge, mortgage, Encumbrance, right, interest or claim by any Person.  All payments have been duly made that are necessary to maintain the Intellectual Property Rights in force.  No claims have been made, and to Chindex’s knowledge, no claims are threatened, that challenge the validity or scope of any material Intellectual Property Rights of the Chindex Contributed Companies; and there is no pending or, to Chindex’s knowledge, threatened opposition to any such Patent.  Each of the Chindex Contributed Companies has taken reasonable steps to obtain and maintain in force all licenses and other permissions under Intellectual Property Rights of third parties necessary to conduct its businesses as heretofore conducted by it, and now being conducted by it, and as expected to be conducted, and none of the Chindex Contributed Companies is or has been in material breach of any such license or other permission.

Section 3.30 Labor, Employment and Benefit Matters.

(a) PRC Subsidiaries.

(i) None of the PRC Subsidiaries is bound by or subject to a collective bargaining agreement or similar written agreement with any organization representing its employees.  There are no existing, or to Chindex’s knowledge, threatened strikes or other labor disputes against the PRC Subsidiaries that would be reasonably likely to have a Material Adverse Effect.  There is no organizing activity involving employees of the PRC Subsidiaries pending or, to Chindex’s knowledge, threatened by any labor union or group of employees.  There are no representation Actions pending or, to Chindex’s knowledge, threatened with any PRC Governmental Authority with authority with respect to labor and employment matters, and no labor organization or group of employees of any of the PRC Subsidiaries has made a pending demand for recognition.

(ii) Each of the PRC Subsidiaries has complied with all applicable Chinese Laws and regulations relating to the employment of its employees, including without limitation Laws and regulations pertaining to welfare funds, housing funds, social security benefits, medical benefits, insurance, retirement benefits, pensions or the like.

(iii) To the knowledge of Chindex, no Person (including, but not limited to, Governmental Authorities) has made any material claim against any of the PRC Subsidiaries arising out of any legal requirement relating to (A) unaccrued overtime pay, other than overtime pay for the current payroll period; (B) unaccrued wages or salaries (excluding wages or salaries for the current payroll period); (C) unaccrued vacations, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of the current fiscal year, or severance pay; (D) violation of any legal requirement relating to minimum wages or maximum hours of work; (E) breach of any fiduciary duty of any of the PRC Subsidiaries; (F) equal employment opportunity matters; (G) occupational, safety and/or health standards; or (H) contract of employment, and neither Chindex nor any of the Chindex Contributed Companies is aware of any reasonable basis for any such claim.

(iv) To the knowledge of Chindex, none of the existing employees of any of the PRC Subsidiaries is a “state functionary” as defined under Chinese Law.

(b) Chindex BVI and the Non-PRC Subsidiaries.  Neither Chindex BVI nor any Non-PRC Subsidiary is bound by or subject to a collective bargaining agreement or similar written agreement with any organization representing its employees.  There are no existing, or to Chindex’s knowledge, threatened strikes or other labor disputes against Chindex BVI or any Non-PRC Subsidiary that would be reasonably likely to have a Material Adverse Effect.  There is no organizing activity involving employees of Chindex BVI or any Non-PRC Subsidiary pending or, to Chindex’s knowledge, threatened by any labor union or group of employees.  There are no representation Actions pending or, to Chindex’s knowledge, threatened with any Governmental Authority with authority with respect to labor and employment matters, and no labor organization or group of employees of Chindex BVI or any Non-PRC Subsidiary has made a pending demand for recognition.

Section 3.31 Dividends.  To the extent any of the Chindex Contributed Companies has any legal, contractual or other obligation to declare dividends, such dividends have been declared.  None of the Chindex Contributed Companies has declared, accrued, set aside or paid any dividends or made any distribution in respect of its outstanding shares or equity interest (as applicable) to any owner of any such shares or equity interest (as applicable) or failed to pay in full any dividends, other than as disclosed in the Financial Statements.

Section 3.32 No Change of Control Agreements.  None of the Chindex Contributed Companies is a party to any agreement that entitles any other party to such agreement to terminate or vary such agreement or to exercise any right thereunder by reason of the execution delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.33 Business Name.  None of the Chindex Contributed Companies carries on business under a name other than its own legal, corporate name set forth in Schedule I hereto.

Section 3.34 Compliance with Law.  All Chindex Contributed Companies are in compliance in all material respects with all applicable Laws, except for such noncompliance that would not reasonably be likely to have a Material Adverse Effect.  None of the Chindex Contributed Companies has received any notice of, nor does Chindex have any knowledge of, any violation (or of any investigation, inspection, audit or other Action by any Governmental Authority involving allegations of any violation) of any applicable Law involving or related to any Chindex Contributed Company which has not been dismissed or otherwise disposed of that would be reasonably likely to have a Material Adverse Effect.  None of the Chindex Contributed Companies has received notice or otherwise has any knowledge that Chindex is charged with, threatened with or under investigation with respect to, any violation of any applicable Law that if proven would reasonably be likely to have a Material Adverse Effect.  Each Chindex

Contributed Company and its directors, officers, employees and agents or other Person acting under and with its express authorization have complied in all respects with all applicable Law.

Section 3.35 Corporate Integrity.

(a) (i) To the best of Chindex’s knowledge, none of the Chindex Contributed Companies is involved in any transaction or other situation with any Related Person or any company in which such Chindex Contributed Company has any security or equity interest which may be generally characterized as a “conflict of interest,” including, but not limited to, direct or indirect interests in the business of competitors or customers of such Chindex Contributed Company and (ii) there are no situations with respect to such Chindex Contributed Company which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (C) the receipt of any illegal discounts or rebates or any other violation of the antitrust Laws or (D) any investigation by any Governmental Authority.

(b) None of the Chindex Contributed Companies nor any officer, employee or agent or other Person acting on its behalf has, directly or indirectly, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, governmental employee or other Person who is or may be in a position to help or hinder the business of such Chindex Contributed Company (or assist such Chindex Contributed Company in connection with any actual or proposed transaction) (i) which might subject such Chindex Contributed Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which, if not continued in the future, would have an adverse effect on the assets, business, operations or prospect of such Chindex Contributed Company or which would subject such Chindex Contributed Company to suit or penalty in any private or governmental litigation or proceeding, (iii) for any of the purposes described in Section 162(c) of the Code, or (iv) for establishment or maintenance of any concealed fund or concealed bank account.

Section 3.36 Money Laundering Laws.  The operations of each of the Chindex Contributed Companies are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Authority (collectively, the “Money Laundering Laws”) and no Action, suit, claim or proceeding by or before any court, Governmental Authority or body or any arbitrator involving any of the Chindex Contributed Companies with respect to the Money Laundering Laws is pending or, to Chindex’s knowledge, threatened.

Section 3.37 Properties.

(a) Interests.  The Chindex Parties have Previously Disclosed a true and complete list of all material properties (the “Properties”) which comprise all the land and buildings owned by the Chindex Contributed Companies or used or occupied by the Chindex Contributed Companies or in which the Chindex Contributed Companies have any other interest, right or liability.  The

Chindex Contributed Companies either own or have the legal right to use pursuant to a valid and binding agreement disclosed to Fosun all the Properties used in the businesses carried on by each of the Chindex Contributed Companies.  With respect to Properties owned, leased or licensed by any of the PRC Subsidiaries, Chindex has provided to Fosun true and complete copies of all agreements concerning land use rights with respect to such Properties.

(b) Title.  With respect to Properties and assets owned, leased or licensed by Chindex BVI or any of the Non-PRC Subsidiaries, Chindex BVI or the applicable Non-PRC Subsidiary, as the case may be, has good and marketable title to or valid leasehold or license interests in all such Properties and assets, free and clear of any and all Encumbrances.  With respect to Properties owned, leased or licensed by any of the PRC Subsidiaries, (i) such Properties are all located on lands for which the land use rights are granted rather than allocated by the state and (ii) building ownership certificates have been duly issued with respect to all such Properties.  There is no Encumbrance, annuity or trust (whether for securing money or otherwise) affecting any of the Properties.  None of the Chindex Contributed Companies has entered into, and neither Chindex nor any of the Chindex Contributed Companies has any knowledge of any Material Agreement, with respect to the purchase, assignment or transfer or lease or occupancy of all or any portion of the Properties which is currently in effect.  No Chindex Contributed Company has subleased, licensed or entered into any other occupancy agreements with respect to any of the Properties.  The Chindex Contributed Companies will not by their use or occupation of any of the Properties contravene any requirement or restriction having the force of Law.  In relation to each of the Properties there exist all rights necessary for the continued possession, enjoyment and use for its current use without interruption and without restrictions as to hours or otherwise and for the repair and maintenance of any building or erection thereon.  The Chindex Contributed Companies have paid the rent and all other sums payable under the leases of the Properties on the due dates for payment and the last demand for rent was unqualified and each lease is valid and in full force.  There has not been any loss, damage or destruction to, or any interruption in the use of, any of the Chindex Contributed Companies’ material assets (whether or not covered by insurance) since September 30, 2010.

(c) Statutory Obligations, Notices and Orders.  There has been no breach of any requirement of any Law or any regulations, by-laws, orders, notices or directions made or issued thereunder which are capable of enforcement and which affect the Properties or the employment of Persons or the use of any machinery or equipment therein nor any other circumstances which may result in any such order or notice being made or served.  To the knowledge of Chindex, the construction, operation, management, occupancy and use of the Properties is in compliance with the zoning, subdivision or building codes and all other Laws, without reliance on any Permit, variances or other exception.

(d) Claims and Disputes.  No Action, claim, proceeding, demand, dispute or liability (contingent or otherwise) in respect of any of the Properties is outstanding or anticipated.  No Chindex Contributed Company has made any claim or complaint in relation to any neighboring property of the Properties or its use or occupation.

(e) Permitted Use.  The authorized use of each of the Properties authorizes the use of the Properties for the purposes of the business carried on by each of the Chindex Contributed Companies.

(f) Condition of Properties.  The Properties are in good and substantial repair and suitable for the purposes for which they are presently used.  All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Properties are in good condition, ordinary wear and tear excepted and are suitable for the purposes for which they are presently used.  The improvements on the Properties are structurally sound, the roof is free of leaks and in good condition, and to the best knowledge of Chindex the Properties have no hidden or latent defects; and all plumbing, fire protection, alarm, heating, ventilating, air conditioning, electrical, public and private utility, sewer, septic and other waste, and other systems, and all fixtures and appliances (including, without limitation, trade fixtures) included in the Properties are in good working order and free of deferred maintenance.  None of the Chindex Contributed Companies is expecting to have to expend any substantial sum of money in respect of repairs of any of the Properties in the near future.  All public utilities (including, without limitation, sanitary sewer, storm sewer, electricity, cable television, water and telephone) required for the operation of the Properties, or any part thereof, are installed and operating and have been accepted by such utility company or Governmental Authority.  Neither Chindex nor any of the Chindex Contributed Companies has knowledge of any pending or threatened moratoriums or restrictions that are reasonably likely to adversely affect the cost or availability of any public utilities.

Section 3.38 Full Disclosure.  Nothing in this Agreement contains or will contain an untrue statement of a material fact relating to JVCO or the Chindex Contributed Companies, or the business of the Chindex Contributed Companies; and nothing in this Agreement omits or will omit to state a material fact required to be stated herein or necessary to make any of the representations, warranties or other statements or information contained herein not misleading.  All of the information that has been Previously Disclosed by the Chindex Parties, and all other information regarding JVCO and the Chindex Contributed Companies and their business, condition, assets, liabilities, operations, financial performance, net income and prospect that have been furnished to Fosun and FSPV or any of their representatives by or on behalf of Chindex or the Chindex Contributed Companies or by any representative of Chindex or the Chindex Contributed Companies, is accurate and complete in all material respects.

Section 3.39 Representations and Warranties in the Chuangxin Share Transfer Agreement.  The representations and warranties of Old BVI set forth in the Chuangxin Share Transfer Agreement (as modified by information that has been Previously Disclosed by the Chindex Parties) are true and correct, and such representations and warranties are incorporated herein by reference.

Section 3.40 No Additional Representations.  The Chindex Parties do not make, and each of the Fosun Parties acknowledges that the Chindex Parties do not make, any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or the other Transaction Agreements or in any certificate delivered by a Chindex Party to a Fosun Party in accordance with the terms hereof or thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE FOSUN PARTIES

Except as Previously Disclosed by the Fosun Parties, the Fosun Parties jointly and severally represent and warrant to the Chindex Parties as of the date hereof and as of the JV Closing Date as follows; provided that each representation or warranty deemed to be made as of a specific date (e.g., as of the date hereof or as of the JV Closing Date) shall be deemed to be made by reference to the facts and circumstances existing as at such date:

Section 4.01 Organization, Good Standing and Qualification.  Fosun is a Hong Kong company limited by shares with company number 0923961; FSPV is a Hong Kong company limited by shares with company number 1439452; and Warrantor is a stock company limited by shares listed on the Shanghai Stock Exchange incorporated and existing under the laws of China with its registered address at Floor 9, No. 510, Cao Yang Road, Shanghai, PRC.  Each of Fosun, FSPV and Warrantor has been duly organized and is validly existing and in good standing under the Law of its jurisdiction of organization and has all necessary power and authority to enter into this Agreement and each of the other Transaction Agreements to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

Section 4.02 Authorization; Execution; Enforceability.  The execution and delivery of this Agreement and the other Transaction Agreements to which Fosun, FSPV or Warrantor is a party, the performance by Fosun, FSPV and Warrantor of their respective obligations hereunder and thereunder, and the consummation by Fosun, FSPV and Warrantor of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Fosun, FSPV and Warrantor and their shareholders or equity owners (as applicable).  This Agreement and the Chuangxin Share Transfer Agreement have been duly executed by Fosun, FSPV and/or Warrantor, as applicable, and the other Transaction Agreements to which Fosun, FSPV or Warrantor is a party will be validly executed and delivered by Fosun, FSPV or Warrantor, as the case may be, at or prior to the JV Closing as specified in this Agreement.  This Agreement and the Chuangxin Share Transfer Agreement constitute the legal, valid and binding obligations of Fosun, FSPV and Warrantor, as applicable, and the other Transaction Agreements when executed and delivered by Fosun, FSPV or Warrantor will constitute,  the legal, valid and binding obligations of Fosun, FSPV or Warrantor, as applicable, enforceable against Fosun, FSPV or Warrantor, as applicable, in accordance with their respective terms, in each case, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.  To the extent that any Fosun Party or Fosun Contributed Company executes any Transaction Agreement under a power-of-attorney, such power-of-attorney has been duly authorized by all requisite action on the part of such Fosun Party or Fosun Contributed Company, as applicable, has been duly executed by such Fosun Party or Fosun Contributed Company, as applicable, and constitutes the legal, valid and binding obligation of such Fosun Party or Fosun Contributed Company, as applicable, enforceable against such Fosun Party or Fosun Contributed Company, as applicable, in accordance with its terms.

Section 4.03 No Conflict; Governmental and Other Consents.

(a) The execution, delivery and performance by Fosun, FSPV and Warrantor of this Agreement and the other Transaction Agreements to which any of them is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, deed of trust, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Fosun, FSPV, Warrantor or any of their Affiliates or result in the creation of any liens upon any of the properties or assets of Fosun, FSPV, Warrantor or any of their Affiliates, (ii) subject to the receipt of the Fosun Governmental Approvals, result in the violation of any Law applicable to Fosun, FSPV, Warrantor and their Affiliates, or (iii) conflict with or result in any violation of any provision of the Charter Documents of Fosun, FSPV or Warrantor or any of their Affiliates, in each case as amended, other than, in the case of clauses (i), (ii) and (iii), any such violation, default, termination, cancellation, acceleration, loss or lien that would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the consummation of the transactions contemplated in this Agreement or any of the other Transaction Agreements or the performance by Fosun, FSPV or Warrantor of their respective obligations hereunder or thereunder.

(b) Warrantor has obtained the verification approval from NDRC or its authorized local branch with regard to Fosun’s investment in FSPV and FSPV’s investment in JVCO prior to the execution of this Agreement and has provided to Chindex a copy of such verification approval, certified as a true copy by a director of Warrantor.

(c)  Except as set forth on Exhibit J, neither Fosun, FSPV nor Warrantor nor any of their Affiliates is required to obtain any consent, approval, or act of, or waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person pursuant to any Law or requirement in effect on the date hereof in connection with the execution, delivery and performance by Fosun and Warrantor of this Agreement or any of the other Transaction Agreements (it being understood that this representation as to consents, approvals, waivers, authorizations and orders of Governmental Authorities outside of the United States, Hong Kong and China is to the knowledge of Fosun and Warrantor), except, in each case, for such consents, approvals, waivers, authorizations, orders, notices or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or any of the other Transaction Agreements or the performance by Fosun and Warrantor of their obligations hereunder or thereunder (any such consents, approvals, waivers, authorizations, orders, notices or filings required to be obtained by Fosun, FSPV, Warrantor or any of their Affiliates being referred to herein collectively, the “Fosun Governmental Approvals”), and the Fosun Governmental Approvals also shall include any consents, approvals, waivers, authorizations, orders, notices or filings required by any PRC Governmental Authority to be obtained by JVCO, Old BVI, any Fosun Party or any Affiliate of any Fosun Party or any Fosun Contributed Company in order for JVCO to comply with their obligations under Section 2.01 and for Old BVI to consummate the transactions contemplated by the Chuangxin

Share Transfer Agreement or that may be required in connection with the Entrustment Agreements and the transactions contemplated thereby.

(d) Fosun and Warrantor have previously provided Chindex and its Affiliates with a true and complete list of all Fosun Governmental Approvals, if any.  Fosun and Warrantor are not aware of any matter which might cause any of the Fosun Governmental Approvals not to be obtained or might cause such approval to include the imposition of any Substantial Detriment.

Section 4.04 Absence of Proceedings.  There is no Action before or brought by any Governmental Authority or other Person, now pending or, to the knowledge of Fosun, FSPV or Warrantor, threatened against or affecting Fosun, FSPV or Warrantor or any of their Affiliates, which would, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or any of the other Transaction Agreements or the performance by Fosun, FSPV or Warrantor of its obligations hereunder or thereunder.

Section 4.05 Sufficient Funds.  Fosun has, and at the JV Closing Date will have, sufficient funds in United States dollars held outside of the PRC for Fosun to fund in full the Share Purchase Price and make the Collateral Deposit, and prior to the JV Closing Date, Fosun shall transfer to FSPV sufficient funds in United States dollars for FSPV to make the full Collateral Deposit.

Section 4.06 No Broker’s Fees.  Neither Fosun, FSPV nor Warrantor nor any of their Affiliates is a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against Chindex or any of its Affiliates or against JVCO or any of the Contributed Companies for a brokerage commission, finder’s fee or like payment in connection with the execution and delivery of this Agreement and the other Transaction Agreements or the performance of the parties hereto and thereto of their obligations hereunder and thereunder.

Section 4.07 Position in Fosun Group.  Fosun is a direct wholly-owned Subsidiary of Warrantor and is controlled solely by Warrantor.  FSPV is a direct wholly-owned Subsidiary of Fosun and is controlled solely by Fosun.  Warrantor is an indirect, majority-owned Subsidiary of Fosun International Limited, which is a Hong Kong public limited company listed on the Hong Kong Stock Exchange.

Section 4.08 State Ownership.  Except for the minority interest in Shanghai TTC (as defined in the Chuangxin Share Transfer Agreement, there is no direct or indirect ownership or equity participation by any PRC Governmental Authority in any of the Fosun Parties or any of the Fosun Contributed Companies.

Section 4.09 Representations and Warranties in the Chuangxin Share Transfer Agreement.  The representations and warranties of Warrantor set forth in the Chuangxin Share Transfer Agreement (as modified by information that has been Previously Disclosed) are true and correct, and such representations and warranties are incorporated herein by reference.

Section 4.10 No Additional Representations.  The Fosun Parties do not make, and the Chindex Parties acknowledge that the Fosun Parties do not make, any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or the other

Transaction Agreements or in any certificate delivered by a Fosun Party to any Chindex Party in accordance with the terms hereof or thereof.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01 Regulatory Approvals; Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Parties shall use its reasonable best efforts, on a cooperative basis, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement and the other Transaction Agreements as soon as practicable, including:

(i) using their reasonable best efforts to obtain and maintain all necessary actions or nonactions, waivers, consents and approvals, including the Governmental Approvals, from Governmental Authorities, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action, suit, investigation or proceeding by, any Governmental Authority;

(ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any of the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby; and

(iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.

(b) Each of the Parties shall cooperate in the preparation of any application for the Governmental Approvals and any other orders, clearances, consents, notices, rulings, exemptions, certificates, no-action letters and approvals reasonably deemed by any Party to be necessary to discharge their respective obligations or the obligations of JVCO under this Agreement and the other Transaction Agreements or otherwise advisable under applicable Law in connection with the transactions contemplated hereby and thereby.  The Parties acknowledge that (i) in connection with the application for approval of the transactions contemplated by the Chuangxin Share Transfer Agreement, the Parties will submit to the relevant approval authorities a proposed amended and restated articles of association of Shanghai Chuangxin, and (ii) if such proposed amended and restated articles of association are not acceptable to the relevant approval authorities, such proposed amended and restated articles of association may have to be further revised in order to receive such approval.  The Parties agree that in such event they shall cooperate to revise such proposed amended and restated articles of association in such mutually satisfactory manner as will also be acceptable to the relevant approval authority in the PRC.

(c) Subject to applicable Law, each Party shall cooperate with and keep each others fully informed as to the status of and the processes and proceedings relating to obtaining the

Governmental Approvals and any other actions or activities pursuant to this Section 5.01, and shall consult with the other Parties in advance in connection with any material submissions, correspondence, filings, or other communications or meetings with any Governmental Authority in respect of any filings, investigations or other inquiries or proceedings related to this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby, and, to the extent not precluded by such Governmental Authority, give the other Parties the opportunity to review drafts of, and provide final copies of, any material submissions, correspondence or filings, and to attend and participate in any communications or meetings.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Parties hereby agree and acknowledge that neither this Section 5.01 nor the “reasonable best efforts” standard shall require, or be construed to require, in order to obtain any permits, consents, approvals or authorizations, or any terminations or waivers of any applicable waiting periods, any Party or any Affiliate of a Party or any Contributed Company to propose, negotiate or offer to effect, or consent or commit to, any terms, condition or restrictions that are reasonably likely to result in a Substantial Detriment.

(e) Each Party shall deliver to the other Parties a copy of each Governmental Approval obtained by it or any of its Affiliates, certified by one of its directors, officers or other authorized representatives as a true and complete copy of such Governmental Approval, promptly after the receipt thereof.

Section 5.02 Financial Condition of the Contributed Companies as of the JV Closing.  Chindex shall take such action so that as of the JV Closing the Chindex Contributed Companies will have (i) a net book value on a consolidated basis of not less than Thirty Million United States Dollars (US$30,000,000) and (ii) a Debt Ratio of less than 50%.  The Fosun Parties shall take such action so that as of the JV Closing the Fosun Contributed Companies will have:  (i) a net book value on a consolidated basis of not less than US$20,000,000 and (ii) a Debt Ratio of less than 50%.  As used herein, “Debt Ratio” means total liabilities divided by total assets.  In the event the net book value on a consolidated basis of the Chindex Contributed Companies as of the JV Closing is less than Thirty Million United States Dollars (US$30,000,000), then New BVI shall contribute, and Chindex shall ensure that New BVI has sufficient funds to contribute, to JVCO an amount equal to the shortfall.  In the event the net book value on a consolidated basis of the Fosun Contributed Companies as of the JV Closing is less than Twenty Million United States Dollars (US$20,000,000), then FSPV shall contribute, and Fosun and Warrantor shall ensure that FSPV has sufficient funds to contribute, to JVCO an amount equal to the shortfall.  Schedule II to this Agreement sets forth a copy of a simulation of the MPD balance sheet that was previously provided to Warrantor solely for discussion purposes.  The Chindex Parties do not make any representation or warranty herein with respect to such simulation of the MPD balance sheet, nor is such simulated balance sheet to be construed as any indication of the net book value of the assets to be contributed to JVCO by Chindex pursuant to this Agreement.  Schedule III to this Agreement sets forth the consolidated balance sheet of Shanghai Chuangxin and the other Fosun Contributed Companies as of November 30, 2010.  The Fosun Parties do not make any representation or warranty herein with respect to such consolidated balance sheet, nor is such consolidated balance sheet to be construed as any indication of the net book value of the Fosun Contributed Companies as of the JV Closing Date or the net book value of the assets to be transferred Old BVI pursuant to the Chuangxin Share Transfer Agreement.

Section 5.03 Fees and Expenses.  Except as otherwise specified in this Agreement, the Fosun Parties and the Chindex Parties shall each pay their own costs (including transfer Taxes), fees and expenses (and the fees and expenses of their respective Affiliates), including legal, accounting and professional fees and expenses, incurred in connection with the preparation and negotiation of this Agreement and the other Transaction Agreements and the negotiation and consummation of the transactions contemplated hereby and thereby (including, in the case of the Chindex Parties, the fees and expenses (including transfer Taxes) of effecting the transfer of the Chindex Contributed Companies to JVCO and obtaining the Chindex Governmental Approvals, if any, and, in the case of the Fosun Parties, the fees and expenses (including transfer Taxes) of effecting the transfer of the Fosun Contributed Companies to Old BVI and obtaining the Fosun Governmental Approvals).  This Section 5.03 shall survive the termination of this Agreement.

Section 5.04 Ownership of JVCO.  Each of Chindex and Warrantor agrees that it shall not, and shall not permit any of its Affiliates to, Transfer any shares of capital stock or other equity, profits, economic or ownership interest in any of its Affiliates that directly or indirectly (whether through one or more intervening entities or otherwise) owns any interest in JVCO (each an “Owner”), unless, prior to the taking of any such action, the direct or indirect interest of such Owner in JVCO is transferred in its entirety to an entity that, following such action, will be a direct or indirect wholly-owned subsidiary of Chindex or Warrantor, as the case may be.  Any attempted or purported Transfer not made in strict compliance with this Section 5.04 shall be null and void ab initio and shall not be effective to pass any right, title or interest in the subject matter of such attempted or purported Transfer.  For clarity, this Section 5.04 does not apply to the transfer of the shares of or equity interest in any direct or indirect Subsidiary of Chuangxin, it being understood that the transfer of the shares of or equity interest in the direct and indirect Subsidiaries of Chuangxin is restricted by the terms of the Shareholders Agreement.

Section 5.05 Further Assurances.  Each of the Parties shall execute such documents and perform such further acts (including obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

Section 5.06 Certain Service and Employee Transition Arrangements.  Chindex has Previously Disclosed to the Fosun Parties certain Management Service Agreements between Chindex Beijing and certain other businesses of Chindex and its Affiliates pursuant to which Chindex Beijing (with support from Chindex Shanghai) provides certain services to such other businesses of Chindex (which businesses are not included in the JV).  The Parties shall cause Chindex Beijing to waive the payment of any management or other fees payable by such other businesses of Chindex pursuant to such Management Service Agreements, and in lieu thereof Chindex shall reimburse (or shall cause one of its Affiliates to reimburse) Chindex Beijing and Chindex Shanghai for the Allocated Cost associated with the provision of such services.  As used herein,  “Allocated Cost” shall mean (i) the specifically identifiable costs of Chindex Beijing and Chindex Shanghai in providing such services plus (ii) a pro rata portion of applicable overheads.  The Parties shall cooperate  (and shall cause Chindex Beijing and Chindex Shanghai to cooperate) to facilitate the transition of the employment of such employees to another PRC Affiliate of Chindex, consistent with PRC Law.  Upon the completion of such transition, the

Parties shall cooperate (and shall cause Chindex Beijing to cooperate) to terminate such Management Service Agreements.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01 Mutual Conditions of JV Closing.  The obligations of the Fosun Parties and the Chindex Parties to consummate the transactions contemplated by this Agreement and the other Transaction Agreements at the JV Closing shall be subject to the satisfaction or mutual written waiver, at or prior to the JV Closing, of each of the following conditions:

(a) No Adverse Law, Injunction.  There shall not be any Law or Governmental Order in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated by this Agreement or the other Transaction Agreements, and no action, suit, investigation or proceeding pending by a Governmental Authority of competent jurisdiction that seeks such a Governmental Order.

Section 6.02 Conditions to Obligations of the Chindex Parties.  The obligations of the Chindex Parties to consummate the transactions contemplated by this Agreement and the other Transaction Agreements at the JV Closing shall be subject to the satisfaction or written waiver, at or prior to the JV Closing, of each of the following additional conditions; provided, however, that the Chindex Parties shall not be entitled to the benefit of any such JV Closing condition if the failure of such JV Closing condition to be satisfied is solely the result of the action or inaction of any of the Chindex Parties or any of their Affiliates, including the action of any representatives of the Chindex Parties or any of their Affiliates who serve as directors of officers of any other company:

(a) Representations and Warranties.  The representations and warranties of the Fosun Parties contained in this Agreement (as modified by information that has been Previously Disclosed) and the representations and warranties of Warrantor contained in the Chuangxin Share Transfer Agreement (as modified by the information that has been Previously Disclosed by Fosun Parties) shall be true and correct in all material respects or, where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects as so qualified, in each case, as of the JV Closing Date as if made at and as of such date (except to the extent such representation or warranty is made as of an earlier date);

(b) Covenants.  The covenants and agreements contained in this Agreement to be complied with by the Fosun Parties at or before the JV Closing shall have been complied with in all material respects and the Fosun Parties shall not be in breach in any material respect of any of their obligations under the Chuangxin Share Transfer Agreement; and

(c) No Material Adverse Effect.  Since the date hereof to the Closing Date, no event or events shall have occurred and be continuing which, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Fosun Contributed Companies;

(d) Fosun Closing Certificate.  The Fosun Parties shall have delivered to the Chindex Parties and JVCO a certificate, dated as of the date of the JV Closing and signed by a senior officer of each Fosun Party, certifying to the effect that the conditions set forth in Sections 6.02(a), (b) and (c) have been satisfied; and

(e) Entrustment Agreements.  Warrantor and Shanghai Chuangxin and any other applicable Affiliate of Warrantor shall have executed and delivered to Chindex and any other applicable Affiliate of Chindex each of the Entrustment Agreements.

Section 6.03 Conditions to Obligations of the Fosun Parties.  The obligations of the Fosun Parties to consummate the transactions contemplated by this Agreement and the other Transaction Agreements at the JV Closing shall be subject to the satisfaction or written waiver, at or prior to the JV Closing, of each of the following additional conditions; provided, however, that the Fosun Parties shall not be entitled to the benefit of any such JV Closing condition if the failure of such JV Closing condition to be satisfied is solely the result of the action or inaction of any of the Fosun Parties or any of their Affiliates:

(a) Representations and Warranties.  The representations and warranties of Chindex contained in this Agreement (as modified by the information that has been Previously Disclosed) shall be true and correct in all material respects or, where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects as so qualified, in each case, as of the JV Closing Date as if made at and as of such date (except to the extent such representation or warranty is made as of an earlier date);

(b) Covenants.  The covenants and agreements contained in this Agreement to be complied with by the Chindex Parties at or before the JV Closing shall have been complied with in all material respects; and

(c) No Material Adverse Effect.  Since the date hereof to the Closing Date, no event or events shall have occurred and be continuing which, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Chindex Contributed Companies;

(d) Chindex Closing Certificate.  The Chindex Parties shall have delivered to the Fosun Parties a certificate, dated as of the date of the JV Closing and signed by a senior officer of each Chindex Party, certifying to the effect that the conditions set forth in Sections 6.03(a), (b) and (c) with respect to Chindex have been satisfied.

ARTICLE VII

TERMINATION

Section 7.01 Termination.  This Agreement may be terminated in its entirety (subject to Sections 7.02 and 7.03) at any time prior to the JV Closing:

(a) by the mutual written consent of Chindex and Fosun (without the need of any other party to any such agreement to consent thereto), provided, however, that if requested by any Party, each other Party shall execute and/or cause its Affiliates to execute such instruments and documents, if any, as may be necessary to effect such termination;

(b) by Chindex, if (i) any Fosun Party shall have breached in any material respect any representation, warranty, covenant or agreement set forth in this Agreement or the Chuangxin Share Transfer Agreement, (ii) such breach or misrepresentation is not cured within sixty (60) days after Fosun or such Fosun Party receives written notice thereof from Chindex (or such shorter period between the date of such notice and the JV Closing), and (iii) such breach or misrepresentation would cause any of the conditions set forth in Section 6.01(b), 6.02(a), 6.02(b) or 6.02(c) not to be satisfied;

(c) by Fosun, if (i) any Chindex Party shall have breached in any material respect any representation, warranty, covenant or agreement set forth in this Agreement or the Chuangxin Share Transfer Agreement, (ii) such breach or misrepresentation is not cured within sixty (60) days after Chindex or such Chindex Party receives written notice thereof from Fosun (or such shorter period between the date of such notice and the JV Closing), and (iii) such breach or misrepresentation would cause any of the conditions set forth in Section 6.01(b), 6.03(a), 6.03(b) or 6.03(c) not to be satisfied;

(d) by either Fosun or Chindex if the JV Closing shall not have occurred by September 1, 2011 (the “Termination Trigger Date”); provided, however, that the right to terminate this Agreement under this paragraph (d) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the JV Closing to occur on or prior to such date;

(e) by either Fosun or Chindex in the event that any Governmental Authority shall have issued a Governmental Order or taken any other action restraining, enjoining or otherwise prohibiting, or altering, materially and adversely (to Fosun, Warrantor or Chindex), the material terms of the transactions contemplated by this Agreement, and such Governmental Order shall have become final and nonappealable.

Section 7.02 Other Actions in Respect of Termination.  In the event of any termination of this Agreement, the Parties agree that the Chuangxin Share Transfer Agreement shall immediately terminate, and the Parties shall execute (or cause to be executed) such other documents as may be necessary to effect such termination.  This Section 7.02 shall survive any termination of this Agreement.

Section 7.03 Effect of Termination; Survival.  Any termination under this Article VII that is effective as to any Party shall be effective as to all Parties.  Unless agreed otherwise, in the event of termination of this Agreement as provided herein, this Agreement shall forthwith become void and no Party shall be obligated to continue to perform under this Agreement; provided, however, that (i) nothing herein shall relieve any Party from liability for any breach of this Agreement that occurred before such termination, (ii) the terms of Section 2.05, Section 2.06(a), Section 5.03, Section 7.02, Article VIII, and Article IX (and any other provision of this Agreement that by its terms is intended to survive) shall survive any such termination.

ARTICLE VIII

INDEMNIFICATION; REMEDIES; LIMITATION OF LIABILITY; DISPUTE RESOLUTION; ARBITRATION

Section 8.01 Indemnification.

(a) Chindex and New BVI agree, jointly and severally, to indemnify and hold harmless the Fosun Parties, and each of their respective officers, directors, employees, agents and Affiliates to the fullest extent lawful, from and against (i) any and all Losses arising out of or resulting from any inaccuracy in or breach of the representations, warranties, covenants or contractual obligations made by the Chindex Parties and/or any of their Affiliates in this Agreement or any of the other Transaction Agreements and (ii) any and all Chindex Retained Liabilities.

(b) Fosun, FSPV and Warrantor agree, jointly and severally, to indemnify and hold harmless the Chindex Parties and each of their respective officers, directors, employees, agents and Affiliates to the fullest extent lawful, from and against (i) any and all Losses arising out of or resulting from any inaccuracy in or breach of the representations, warranties, covenants or contractual obligations made by the Fosun Parties and/or any of their Affiliates in this Agreement or any of the other Transaction Agreements, (ii) any and all Fosun Retained Liabilities (as such term is defined in the Chuangxin Share Transfer Agreement) and (iii) any and all liabilities, obligations and commitments arising out the Chuangxin Restructuring (as defined in the Chuangxin Share Transfer Agreement), the conduct of the businesses of the Divested Companies (as defined in the Chuangxin Share Transfer Agreement), whether before or after the JV Closing or the Chuangxin Closing, or the failure of Seller to obtain any Seller Governmental Approval (as defined in the Chuangxin Share Transfer Agreement).

(c) Subject to Section 8.01(d), a Party obligated to provide indemnification under this Section 8.01 (an “Indemnifying Party”) with respect to a claim brought by an unrelated third party, shall reimburse the indemnified parties of the applicable other Party (each an “Indemnified Party”) for all reasonable out-of-pocket expenses (including attorneys’ fees and disbursements) as they are incurred in connection with investigating, preparing to defend or defending any such action, suit, claim or proceeding (including any inquiry or investigation) whether or not an Indemnified Party is a party thereto.  It is understood and agreed that the Indemnifying Party shall not, in connection with any action, suit, claim or proceeding or related action, suit, claim or proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Parties.

(d) An Indemnified Party shall give written notice to the Indemnifying Party of any claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8.01 unless and to the extent that the Indemnifying Party shall have been materially prejudiced by the failure of such Indemnified Party to so notify such Indemnifying Party.  In case any such action, suit, claim or proceeding is brought against an Indemnified Party by an unrelated third party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, however, that the Indemnifying Party shall be entitled to assume and conduct the defense, unless the Indemnifying Party determines otherwise and following such determination the Indemnified Party assumes responsibility for conducting the defense (in which case the Indemnifying Party shall be liable for any legal or other expenses reasonably incurred by the Indemnified Party in connection with assuming and conducting the defense, it being understood and agreed that the Indemnifying Party shall not, in connection with any action, suit, claim or proceeding or related action, suit, claim or proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Parties).  If the Indemnifying Party assumes and conducts the defense as provided in the previous sentence, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation.  No Indemnifying Party shall be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, the Indemnifying Party shall not unreasonably withhold, delay or condition its consent.  The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is an actual or potential party to such action, suit, claim or proceeding) unless such settlement or compromise includes an unconditional release of each Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

(e) The obligations of the Indemnifying Party under this Section 8.01 shall survive the closing or termination of this Agreement and the transactions contemplated hereby.  The agreements contained in this Section 8.01 shall be in addition to any other rights of the Indemnified Party against the Indemnifying Party or others, at common law or otherwise.

(f) The amount the Indemnifying Party shall pay to the Indemnified Party with respect to a claim made pursuant to this Section 8.01 shall be an amount equal to the Loss incurred by the Indemnified Party with respect to such claim; provided that the amount of any Losses incurred by the Indemnified Party shall be reduced by the amount of any insurance benefit received by the Indemnified Party in respect of such Losses, and provided, further, that any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant, agreement or contractual obligation.

Section 8.02 Dispute Resolution.  Subject to Section 8.04 and Section 8.05 hereof, in the event any dispute, controversy or claim arises out of or relating to any provision of this Agreement or any other Transaction Agreement or the transactions contemplated hereby or thereby, any Party may notify the applicable other Party or Parties in writing that a dispute, controversy or claim exists and that it is prepared to negotiate a resolution of such dispute, controversy or claim.  In the event a Party delivers such notice the applicable Parties shall first attempt to resolve the dispute, controversy or claim by good faith negotiation.  In the event that the Parties are unable to resolve such dispute, controversy or claim within sixty (60) days after the delivery of such notice, any Party may submit any such dispute, controversy or claim

(including the obligation to arbitrate disputes), for final resolution by arbitration pursuant to Section 8.03 below.

Section 8.03 Arbitration.

(a) Subject to Sections 8.02, 8.04 and 8.05, any dispute, controversy or claim arising out of or related to this Agreement or any other Transaction Agreement or the transactions contemplated hereby or thereby (including the obligation to arbitrate disputes), shall be resolved by arbitration under the Arbitration Rules of the United Nations Commission on International Trade Law (“UNCITRAL”) as modified by this Section 8.03, which rules in force at the time of arbitration (the “UNCITRAL Rules”) are deemed to be incorporated into this Section.  The Hong Kong International Arbitration Centre (“HKIAC”) shall be the appointing authority under the UNCITRAL Rules, and the HKIAC schedule of fees and costs shall apply.

(b) The seat or legal place of arbitration shall be Hong Kong; provided, that the arbitrators may at their discretion hold hearings in mainland China or such other locations as they may deem appropriate.  Such arbitration shall be conducted in the English language (or if the parties agree, both English and Chinese).  Unless the parties otherwise agree, all documents shall be translated into English at the expense of the party presenting the documents.  Neither party shall be required to give general discovery of documents but may be required to produce specific, identified documents that are relevant to the dispute.

(c) The arbitral tribunal shall be composed of three impartial and independent arbitrators who are not citizens or residents of the PRC or the United States, one selected by the claimant(s) and one selected by the respondent(s) and the third selected by the other two arbitrators, or, if the other two arbitrators are unable to agree, by HKIAC, with such third arbitrator being the presiding arbitrator.    The arbitral tribunal may, in addition to any other powers conferred by the UNCITRAL Rules: (i) enjoin a party from performing any act prohibited, or compel a party to perform any act required, by the terms of this Agreement or any other Transaction Agreement; (ii) where, and only where, a violation of this Agreement or any other Transaction Agreement has been found, shorten or lengthen any time period established by this Agreement or any other Transaction Agreement; and (iii) order such other legal or equitable relief as the arbitral tribunal deems appropriate.  Except with respect to a breach of the Entrustment Agreements, the arbitral tribunal shall not be empowered to award, and the Parties to this Agreement hereby waive the right to claim, consequential or punitive damages.  The arbitrators shall render findings of fact and conclusions of law and a written award setting forth the basis and reasons for any decision rendered.

(d) The decision of the arbitral tribunal shall be final and binding on the parties to such arbitration, their Affiliates and JVCO and its Subsidiaries (including the Contributed Companies) and may not be appealed.  Judgment upon any award of the arbitral tribunal may be entered in any court of competent jurisdiction.  In connection with any arbitration hereunder or the enforcement of any award rendered pursuant thereto, the Parties hereby waive all defenses based on the general invalidity or unenforceability of this Agreement or this Article VIII or any other Transaction Agreement.

(e) The arbitration proceeding shall be confidential and the arbitral tribunal may issue appropriate protective orders to safeguard the Parties’ confidential information.  Except as required by law, no Party shall make (or instruct any arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitral tribunal without the prior written consent of the other Parties.  The existence of any dispute submitted to arbitration, any evidence submitted, and the award of the arbitral tribunal, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

Section 8.04 Third Party Action.  If a third party initiates a claim of any nature in any court against any of the Parties arising out of or relating to any provision of this Agreement, the Parties agree that, as to such claim, the Party so named in such court proceeding may implead or otherwise join any of the remaining Parties in that proceeding, and that the existence of Sections 8.02 and 8.03 hereof (and the remedies prescribed thereunder) shall not act as a defense or bar to such impleader or joinder.

Section 8.05 Remedies.  Except as set forth in this Article VIII, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.06 No Consequential or Punitive Damages.  Except with respect to a breach of the Entrustment Agreements, no Party shall seek or be entitled to receive any consequential damages, including but not limited to loss of revenue or income, cost of capital, or loss of business reputation or opportunity, relating to any misrepresentation or breach of any warranty, covenant or contractual obligation set forth in this Agreement; nor shall any Party seek or be entitled to receive punitive damages as to any matter under, relating to or arising out of the transactions contemplated by this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Survival of Representations and Warranties.  The representations and warranties of the Parties contained herein shall survive the JV Closing Date for a period of twenty-four (24) months following the JV Closing Date; provided, however, that (i)  the representations and warranties made by Chindex in Sections 3.01, 3.02, 3.06 and 3.10(b), and the representations and warranties made by Fosun in Sections 4.01 and 4.02  shall survive indefinitely and (ii) the representations and warranties made by the Fosun Parties in Section 4.09 shall survive, with respect to each representation contained in the Chuangxin Share Transfer Agreement, for such period of time as such representation contained in the Chuangxin Share Transfer Agreement survives.

Section 9.02 Public Announcements.  Except as may be required by applicable Law, court process or any listing agreement with any national securities exchange, the Parties shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and the other Transaction

Agreements and the transactions contemplated hereby and thereby, and no Party hereto will make any such news release or public disclosure without first consulting with the other Parties.

Section 9.03 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an enforceable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.04 Entire Agreement.  This Agreement (including the exhibits and schedules hereto) and the other Transaction Agreements (including the Chuangxin Share Transfer Agreement) constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Fosun and Chindex and their Affiliates with respect to the subject matter hereof and thereof, except that Section 5.03 of the Stock Purchase Agreement shall remain in full force and effect and is not superseded hereby.

Section 9.05 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by facsimile to the respective Parties hereto at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.05):

If to Chindex or any other Chindex Party:

Chindex International, Inc.
4340 East West Highway
Bethesda, MD 20814
Attention: Chief Executive Officer
and Corporate Secretary
Facsimile: 310-215-7777

With a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Attention:  Gary J. Simon
Facsimile:  212-422-4726

If to Fosun or Warrantor or any other Fosun Party:

Fosun Industrial Co., Limited
Room 808
ICBC Tower
3 Garden Road
Hong Kong, China
Facsimile: (86) 021-63325080

With a copy to:

Shanghai Fosun Pharmaceutical (Group) Co., Ltd.
No. 2 East Fuxing Road
Shanghai 200010,
P.R. China
Attention:  Ding Xiaojun
Facsimile:  (86) 021-63325080

Section 9.06 Assignment; Binding Effect.  This Agreement may not be assigned without the express written consent of the other Parties (not to be unreasonably withheld, delayed or conditioned) and compliance with the following two sentences (as applicable); and any such assignment or attempted assignment without such consent or compliance shall be void.  In the event of any permitted assignment by a Fosun Party, the assignee shall agree as a condition to the effectiveness of such assignment in a written agreement in form and substance satisfactory to Chindex (an executed copy of which shall be delivered to the Chindex Parties) to assume and agree to be bound by the obligations of such Fosun Party set forth in this Agreement.  In the event of any permitted assignment by a Chindex Party, the assignee shall agree as a condition to the effectiveness of such assignment in a written agreement in form and substance satisfactory to Fosun (an executed copy of which shall be delivered to the Fosun Parties) to assume and agree to be bound by the obligations of such Chindex Party set forth in this Agreement.  No assignment by any Party shall relieve such Party from any of its obligations hereunder.

Section 9.07 Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the Parties.

Section 9.08 Waiver.  Any Party may (for itself but not for or on behalf of any other Party, except that (A) Chindex may act on behalf of any other Chindex Party under this Section 9.08 and (B) Fosun may act on behalf of Warrantor and any other Fosun Party under this Section 9.08) (i) extend the time for the performance of any of the obligations or other acts of any other Party, (ii) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered by any other Party pursuant hereto, or (iii) waive compliance with any of the agreements of any other Party or conditions to such Party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party that is giving the waiver.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this

Agreement.  The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 9.09 No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 9.10 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State, without regard to the principles of conflict of Laws of the State of New York or any other jurisdiction.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.11  Payments.  The Parties agree to treat any indemnity payments made pursuant to Section 8.01 as an adjustment to the consideration paid by Fosun for the JV Closing Shares for U.S. federal income tax purposes.  For clarity, this Section 9.11 shall not require any additional payment by any Party.

Section 9.12 Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or portable document format (“.pdf”)) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 9.13 Absence of Presumption.  With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the Parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the Parties hereto (or any court or arbitral tribunal) desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which Party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CHINDEX INTERNATIONAL, INC.

By:	/s/ Roberta Lipson
	Name:	Roberta Lipson
	Title:	Chief Executive Officer

CHINDEX MEDICAL HOLDINGS (BVI) LIMITED

By:	/s/ Lawrence Pemble
	Name:	Lawrence Pemble
	Title:	Director

CHINDEX MEDICAL LIMITED

By:	/s/ Lawrence Pemble
	Name:	Lawrence Pemble
	Title:	Director

FOSUN INDUSTRIAL CO. LIMITED

By:	/s/ Chen Qiyu
	Name:	Chen Qiyu
	Title:	Chairman of the Board

[Formation Agreement Signature Page]

AMPLE UP LIMITED (能悦有限公司)

By:	/s/ Chen Qiyu
	Name:	Chen Qiyu
	Title:	Chairman of the Board

SHANGHAI FOSUN PHARMACEUTICAL (GROUP) CO., LTD (上海复星医药（集团）股份有限公司) )

By:	/s/ Chen Qiyu
	Name:	Chen Qiyu
	Title:	Chairman of the Board

                               (Chop)

[Formation Agreement Signature Page]